                                   EXHIBIT I
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                         ------------------------------

                          SECURITIES PURCHASE AGREEMENT

                         ------------------------------


                                  COMMON STOCK

                                  AND SERIES B

                           CONVERTIBLE PREFERRED STOCK

                                       OF

                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION


                          Dated as of February 5, 1999



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
                               TABLE OF CONTENTS

Section                                                                           Page
 1.   Definitions............................................................       1
 2.   Issuance, Purchase and Sale of Securities..............................       7
       2.1  Authorization of the Securities..................................       7
       2.2  Sale and Purchase of the Securities..............................       8
 3.   Closing of Sale of Securities..........................................       8
       3.1  First Closing....................................................       8
       3.2  Second Closing...................................................       8
 4.   Deliveries at First and Second Closings. ..............................       9
       4.1  Deliveries by the Company to the Purchaser on the First Closing
              Date...........................................................       9
            (a)   Common Stock...............................................       9
            (b)   Opinion of Counsel.........................................       9
            (c)   Registration Rights Agreement..............................       9
       4.2  Deliveries by the Purchaser to the Company on the First Closing
              Date...........................................................       9
            (a)   Purchase Price.............................................       9
            (b)   Registration Rights Agreement..............................       9
       4.3  Deliveries by the Company to the Purchaser on the Second Closing
              Date...........................................................       9
            (a)   Series B Preferred Stock...................................       9
            (b)   Opinion of Counsel.........................................       9
       4.4  Deliveries by the Purchaser to the Company on the Second Closing
              Date...........................................................      10
 5.   Representations and Warranties, Etc....................................      10
       5.1  Organization and Qualification; Authority........................      10
       5.2  Corporate Authorization..........................................      10
       5.3  No Conflict; Requisite Consents..................................      10
       5.4  Capitalization...................................................      11
       5.5  Litigation; Defaults.............................................      11
       5.6  No Material Adverse Effect.......................................      11
       5.7  Employee Programs................................................      12
       5.8  Private Offerings................................................      13
       5.9  Company SEC Documents............................................      13
       5.10 Financial Statements; No Undisclosed Liabilities.................      13
       5.11 Environmental Regulation, Etc....................................      14
       5.12 Properties and Assets............................................      14
       5.13 Employment Practices.............................................      15
       5.14 Intellectual Property............................................      15
       5.15 Material Contracts...............................................      15
       5.16 Taxes............................................................      16
       5.17 Licenses; Compliance with Laws.  ................................      17
       5.18 Transactions with Affiliates.....................................      18
       5.19 Confidential Information.........................................      18
       5.20 Insurance........................................................      18

       5.21 Substantial Customers and Suppliers..............................      18
       5.22 Registration Rights..............................................      18
       5.23 Distribution Rights..............................................      18
       5.24 Dividends........................................................      19
       5.25 Year 2000........................................................      19
       5.26 Disclosure.......................................................      19
 6.   Representations and Warranties of the Purchaser........................      19
 7.   Covenants of the Company...............................................      20
       7.1  Ordinary Course..................................................      20
       7.2  Issuance of Securities...........................................      20
       7.5  Financial Information............................................      21
       7.6  Return and Other Tax Information.................................      21
       7.7  Stamp Taxes......................................................      21
       7.8  FIRPTA...........................................................      21
       7.9  Regulatory Approval..............................................      22
       7.10 Warrants and Options.............................................      22
       7.11 Public Announcements.............................................      22
       7.12 Co-investment Rights.............................................      22
 8.   Rights and Obligations of the Purchaser................................      23
       8.1  Reservation of Securities........................................      23
       8.2  No Right to Convert Preferred Stock into Common Stock............      23
       8.3  Anti-Dilution Provisions - Adjustment of Number of Shares of
              Capital Stock..................................................      23
       8.5  Notice to the Holder.............................................      23
 9.   Conditions to Closing..................................................      24
       9.1  Conditions to the Company's Obligations to Consummate the First
              Closing........................................................      24
       9.2  Conditions to the Purchaser's Obligations to Consummate the First
              Closing........................................................      25
       9.3  Conditions to the Company's Obligations..........................      25
       9.4  Conditions to the Purchaser's Obligations to Consummate the Second
              Closing........................................................      26
 10.  Restrictions on Transfer...............................................      27
      10.1  Restrictive Legends..............................................      27
      10.2  Notice of the Proposed Transfer; Opinion of Counsel.............      28
 11.  Miscellaneous..........................................................      28
      11.1  Indemnification; Expenses, Etc...................................      28
      11.2  Survival of Representations, Warranties, Covenants and
              Indemnification................................................      30
      11.3  Amendment and Waiver.............................................      30
      11.4  Notices, Etc.....................................................      30
      11.5  Expenses.........................................................      31
      11.6  Entire Agreement.................................................      31
      11.7  Successors and Assigns...........................................      31
      11.8  Termination......................................................      31
      11.9  Descriptive Headings.............................................      32
      11.10 Governing Law....................................................      32
      11.11 Consent to Jurisdiction; Waiver of Immunities....................      32
      11.12 Counterparts.....................................................      33

                                   SCHEDULES


SCHEDULE 5.2     --    Authorization

SCHEDULE 5.3     --    Consents

SCHEDULE 5.4     --    Capitalization

SCHEDULE 5.5     --    Litigation; Defaults

SCHEDULE 5.6     --    Material Developments

SCHEDULE 5.7     --    Benefits; ERISA

SCHEDULE 5.10    --    Undisclosed Liabilities

SCHEDULE 5.11    --    Environmental

SCHEDULE 5.12    --    Properties and Assets

SCHEDULE 5.13    --    Employment Practices

SCHEDULE 5.14    --    Intellectual Property

SCHEDULE 5.15    --    Material Contracts

SCHEDULE 5.16    --    Taxes

SCHEDULE 5.17    --    Compliance with Laws

SCHEDULE 5.18    --    Transactions with Affiliates

SCHEDULE 5.20    --    Insurance

SCHEDULE 5.21    --    Customers and Suppliers

SCHEDULE 5.22    --    Registration Rights

SCHEDULE 5.23    --    Distribution Rights

                                   EXHIBITS



EXHIBIT A    --   Form of Certificate of Designations of Series B Preferred
                  Stock

EXHIBIT B    --   Form of Registration Rights Agreement

EXHIBIT C    --   Form of Opinion of Swidler Berlin Shereff Friedman, LLP

                         SECURITIES PURCHASE AGREEMENT

      This SECURITIES PURCHASE AGREEMENT ("Agreement"), dated as of February 5, 1999, between Semiconductor Laser International Corporation, a Delaware corporation (the "Company") and bmp Mobility AG Venture Capital, a German stock corporation (the "Purchaser").

                             W I T N E S S E T H:

      WHEREAS, the Company desires to raise capital through the sale by the Company of equity securities resulting in gross proceeds of up to two million seven hundred fifty thousand U.S. dollars ($2,750,000)(the "Financing"); and

      WHEREAS, on the First Closing Date (as defined below) the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, an aggregate of two million (2,000,000) shares of the Company's common stock, $.01 par value per share (the "Common Stock"), for an aggregate purchase price of seven hundred fifty thousand U.S. dollars ($750,000), on the terms, and subject to conditions, set forth in this Agreement; and

      WHEREAS, on the Second Closing Date (as defined below) the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, an aggregate of not less than six hundred fifty thousand (650,000) and not more than one million (1,000,000) shares of the Company's Series B Convertible Preferred Stock, $.01 par value per share (the "Series B Preferred Stock), for an aggregate purchase price of up to two million U.S. dollars ($2,000,000), on the terms, and subject to the conditions, set forth in this Agreement,

      NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. Definitions. For purposes hereof unless the context otherwise requires, the following terms shall have the meanings indicated. All accounting terms not otherwise defined herein, shall have the respective meanings accorded to them under GAAP (as defined below). Unless the context otherwise requires, (i) references to a "Schedule" or an "Exhibit" are to a Schedule or an Exhibit attached to this Agreement, (ii) references to a "section" are to a section of this Agreement and (iii) any of the following terms may be used in the singular or the plural, depending on the reference.

            "Affiliate" means any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with another Person (ii) which beneficially owns or holds 20% or more of any class of the outstanding Voting Stock of such other Person, or (iii) which is a relative or spouse of such person, or any relative of such spouse, who has the same home as such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Stock, by Contract or otherwise.

            "Agreement" means this Agreement, as amended, modified or supplemented from time to time, in accordance with the terms hereof, together with any exhibits, schedules or other attachments thereto.

            "Benefit Plans" has the meaning ascribed thereto in Section 5.7 hereof.

            "BSB" has the meaning ascribed thereto in Section 7.2 hereof.

            "Business Day" means any day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York or Berlin, Germany are authorized or obligated by Law, executive order or government decree to be closed.

            "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated and whether voting or non-voting) of such Person's capital stock, whether outstanding on the Closing Date or issued after the Closing Date and any and all rights, warrants or options exercisable or exchangeable for or convertible into such capital stock.

            "Certificate of Designations" means the Certificate of Designations of the Series B Preferred Stock, substantially in the form of Exhibit A hereto.

            "Charter Documents" has the meaning ascribed thereto in Section 5.1 hereof.

            "Code" means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, as amended from time to time.

            "Commission" means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

            "Common Stock" has the meaning ascribed thereto in the introduction hereof.

            "Company" has the meaning ascribed thereto in the introduction hereof.

            "Company Financial Statements" has the meaning ascribed thereto in
Section 5.10 hereof.

            "Company Properties" has the meaning ascribed thereto in Section
5.11 hereof.

            "Company SEC Documents" has the meaning ascribed thereto in Section
5.9 hereof.

            "Contracts" has the meaning ascribed thereto in Section 5.15 hereof.

            "Environmental Law" means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, (x) relating to the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now or hereafter in effect. The term Environmental Law includes, without limitation, the United States federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the United States Superfund Amendments and Reauthorization Act, the United States federal Water Pollution Control Act of 1972, the United States federal Clean Air Act, the United States federal Clean Water Act, the United States federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the United State federal Solid Waste Disposal and the United States federal Toxic Substances Control Act, the United States federal Insecticide, Fungicide and Rodenticide Act, the United States federal Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

            "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, as amended.

            "ERISA Affiliate" means any trade or business (whether incorporated or unincorporated) which is a member of a group described in Section 414(b),
(c), (m) or (o) of the Code, of which the Company also is a member.

            "ERISA Affiliate Title IV Plan" has the meaning ascribed thereto in
Section 5.7 hereof.

            "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations of the Commission promulgated thereunder, as amended.

            "Fair Market Value" means, with respect to the grant of options under the 1995 Plan for the purchase of shares of Common Stock, the higher of
(a) the Market Price on the date of issuance of the options for the purchase of shares of Common Stock or (b) the average closing sales price per share of Common Stock for the ten (10) trading days immediately preceding the date of issuance of options for the purchase of Common Stock.

            "Financing" has the meaning ascribed thereto in the introduction hereof.

            "First Closing" has the meaning ascribed thereto in Section 3.1 hereof.

            "First Closing Date" has the meaning ascribed thereto in Section 3.1 hereof.

            "First Closing Purchase Price" has the meaning ascribed thereto in
Section 2.2(a) hereof.

            "GAAP" means generally accepted accounting principles and practices set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be adopted by a significant segment of the accounting profession that are applicable to the circumstances as of the date of determination.

            "Governmental Authority" means any governmental or quasi-governmental authority including, without limitation, any federal, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, arbitration panel, department, authority, body or other instrumentality or political unit or subdivision or official thereof, whether domestic or foreign.

            "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substances as a component. Hazardous Substance includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

            "Holder" means any Person who now holds or shall hereafter acquire and hold the Securities.

            "Indemnified Party" or "Indemnified Parties" has the meaning ascribed thereto in Section 11.1(a) hereof.

            "Intellectual Property" means patents, patent applications, patented or unpatented inventions, design rights (including, without limitation, trademarks and service marks), copyrights, know-how and trade secrets, and all other intellectual property rights and forms of protection of a similar nature having equivalent or similar effect as any of the foregoing rights, which may subsist anywhere in the world.

            "Law" means any statute, ordinance, code, rule, regulation or order enacted, adopted, promulgated, applied or followed by any Governmental Authority.

            "License" or "Licenses" has the meaning ascribed thereto in Section
5.18 hereof.

            "Lien" means any security agreement, financing statement (whether or not filed) mortgage, lien (statutory or otherwise), charge, pledge, hypothecation, conditional sales agreement, adverse claim, title retention agreement or other security interest, encumbrance, lien, charge, restrictive agreement, mortgage, deed of trust, indenture, pledge, option, limitation, exception to or other title defect in or on any interest or title of any vendor, lessor, lender or other secured party under any conditional sale, lease, consignment, or bailment given for security purposes, trust receipt or other title retention agreement with respect to any Property or asset of such Person, whether direct, indirect, accrued or contingent.

            "Line of Credit" has the meaning ascribed thereto in Section 7.2 hereof.

            "Losses" has the meaning ascribed thereto in Section 11.1(a) hereof.

            "Market Price" means, with respect to the shares of Common Stock issuable upon the exercise of options granted under the 1995 Plan, (a) if the shares are listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the last reported sales price as reported on such exchange or market; (b) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the average of the last reported bid and asked quotation for the shares as reported on NASDAQ or a similar service if NASDAQ is not reporting such information; (c) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market or quoted by NASDAQ or a similar service, the average of the last reported bid and asked quotation for the shares as quoted by a market maker in the shares (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and shall be the average of the lowest bid and highest asked quotation). In the absence of any available public quotations for the Common Stock, the Board of Directors of the Company shall determine in good faith the fair value of the Common Stock, which determination shall be set forth in a certificate by the Secretary of the Company.

            "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), assets, liabilities, business, liquidity, capital resources, results of operations or prospects of the Company, provided, however, that facts which are disclosed in the Company SEC Documents filed prior to the date of this Agreement or which affect the industry generally, or failure to meet financial projections, or delisting of the Common Stock from the Nasdaq SmallCap Market shall not be deemed a material adverse effect within the meaning of this definition.

            "NASDAQ" means The Nasdaq Stock Market, Inc.

            "1995 Plan" has the meaning ascribed thereto in Section 7.2 hereof.

            "Notice" has the meaning ascribed thereto in Section 7.12 hereof.

            "Person" means any individual, entity or group, including, without limitation, any corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

            "Preferred Stock" means the preferred stock, par value $.01 per share, of the Company.

            "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

            "Purchaser" has the meaning ascribed thereto in the introduction hereof.

            "Registration Rights Agreement" means the Registration Rights Agreement dated as of the date hereof, by and among the Company and the Purchaser, substantially in the form of Exhibit B hereto, as amended, modified or supplemented from time to time in accordance with the terms thereof, together with any exhibits, schedules or other attachments thereto.

            "Regulation D" means Regulation D under the Securities Act.

            "Regulation S" means Regulation S under the Securities Act.

            "Restricted Security" has the meaning ascribed thereto in Section
10.2 hereof.

            "Returns" means all returns, declarations, reports, estimates, information returns and settlements of any nature regarding Taxes required to be filed by any Person and relating to the Company.

            "Reverse Stock Split" has the meaning ascribed thereto in Section
7.4 hereof.

            "Rule 144" means Rule 144 as promulgated by the Commission under the Securities Act, and any successor rule or regulation thereto.

            "Rule 144A" means Rule 144A as promulgated by the Commission under the Securities Act, and any successor rule or regulation thereto.

            "Second Closing" has the meaning ascribed thereto in Section 3.2 hereof.

            "Second Closing Date" has the meaning ascribed thereto in Section
3.2 hereof.

            "Second Closing Purchase Price" has the meaning ascribed thereto in
Section 2.2(b) hereof.

            "Securities" means all of or any portion of the Common Stock and the Series B Preferred Stock.

            "Securities Act" means the Securities Act of 1933, and the rules and regulations of the Commission promulgated thereunder, as amended.

            "Series A Preferred Stock" has the meaning ascribed thereto in
Section 5.4(a).

            "Series B Preferred Stock" has the meaning ascribed thereto in the introduction hereof.

            "Subsidiary" means with respect to any Person, any corporation, association or other business entity of which securities representing more than 50% of the combined voting power of the total Voting Stock (or in the case of an association or other business entity which is not a corporation, more than 50% of the equity interest) is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. When used herein without reference to any Person, "Subsidiary" means a Subsidiary of the Company.

            "Taxes" means any federal, state, local, foreign or other taxes, fees and charges of any nature whatsoever imposed by any jurisdiction or governmental or taxing authority thereof or therein (including, without limitation, income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, windfall profits, import, excise, custom, stamp, withholding or estimated taxes), fees, duties, assessments, withholding or governmental charges of any kind whatsoever (including interest, penalties, additions to tax or additional amounts with respect to such items).

            "Transaction Documents" means, collectively, this Agreement, the Certificate of Designations, the Registration Rights Agreement and any and all agreements, exhibits, schedules, certificates, instruments and other documents delivered pursuant hereto and thereto.

            "U.S. Person" has the meaning ascribed thereto in Section 6(a) hereof.

            "Voting Stock" means any class or classes of capital stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote for the election of directors, managers or trustees of any Persons (irrespective of whether or not at the time, capital stock of any class or classes will have, or might have, voting power by the reason of the happening of any contingency).

      2. Issuance, Purchase and Sale of Securities.

            2.1 Authorization of the Securities. The Company has authorized the issuance and sale of the Securities in the aggregate amount of up to two million seven hundred fifty thousand U.S. dollars ($2,750,000) to be acquired by the Purchaser in accordance with the terms of this Agreement. The Series B Preferred Stock shall have the voting powers, dividend rights, liquidation rights, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, set forth in the Certificate of Designations, which shall be filed with the Secretary of State of the State of Delaware prior to the Second Closing Date (as defined below).

            2.2 Sale and Purchase of the Securities. Subject to the terms and conditions of this Agreement:

                  (a) On the First Closing Date (as defined below), the Company will issue, sell and deliver to the Purchaser and the Purchaser will purchase from the Company, two million (2,000,000) shares of Common Stock. At the First Closing (as defined below), subject to the terms and conditions of this Agreement, the Purchaser shall be obligated to purchase such shares and shall pay a purchase price in the amount of thirty seven and one half cents ($0.375) per share or an aggregate of seven hundred fifty thousand U.S. dollars ($750,000) (the "First Closing Purchase Price") to the Company by certified check or wire transfer of immediately available funds.

                  (b) On the Second Closing Date (as defined below), subject to the conditions set forth in this Agreement, the Company will issue, sell and deliver to the Purchaser and the Purchaser will purchase from the Company, not less than six hundred fifty thousand (650,000) and not more than one million (1,000,000) shares of Series B Preferred Stock, each such share convertible into five shares of Common Stock. The number of shares of Series B Preferred Stock which the Purchaser shall purchase on the Second Closing Date between six hundred fifty thousand (650,000) and one million (1,000,000) shall be determined by the Purchaser. At the Second Closing (as defined below), a purchase price (the "Second Closing Purchase Price") in the amount of two U.S. dollars ($2.00) per share or an aggregate of not less than one million three hundred thousand U.S. dollars ($1,300,000) and not more than two million U.S. dollars ($2,000,000) shall be payable by the Purchaser to the Company in cash by wire transfer of immediately available funds.

      3. Closing of Sale of Securities.

            3.1 First Closing. The closing of the purchase and sale of the Common Stock pursuant to Section 2.2(a) hereof (the "First Closing") shall take place at the offices of Swidler Berlin Shereff Friedman LLP, 919 Third Avenue, New York, New York 10022 on February 5, 1999 or at such other place and date as the parties may agree (such date on which the First Closing shall have actually occurred, the "First Closing Date"). At the First Closing, the Company will deliver or cause to be delivered to the Purchaser two million (2,000,000) shares of Common Stock against payment of the First Closing Purchase Price.

            3.2 Second Closing. The closing of the purchase and sale of the Series B Preferred Stock pursuant to Section 2.2(b) hereof (the "Second Closing") shall take place at the offices of Swidler Berlin Shereff Friedman LLP, 919 Third Avenue, New York, New York 10022 following the satisfaction of the conditions set forth in this Agreement or at such other place and date as the parties may agree, but not earlier than March 31, 1999 (such date on which the Second Closing shall have actually occurred, the "Second Closing Date"). At the Second Closing, the Company will deliver or cause to be delivered to the Purchaser, not less than six hundred fifty thousand (650,000) and not more than one million (1,000,000) shares of Series B Preferred Stock against payment of the Second Closing Purchase Price.

      4. Deliveries at First and Second Closings.

            4.1 Deliveries by the Company to the Purchaser on the First Closing Date. At the First Closing, the Company will deliver or cause to be delivered to the Purchaser, against payment of the First Closing Purchase Price as provided herein:

                  (a) Common Stock. The Common Stock, as provided in Section 3.1 hereof;

                  (b) Opinion of Counsel. An opinion of Swidler Berlin Shereff Friedman, LLP, counsel for the Company, substantially in the form set forth in Exhibit C, addressed to the Purchaser, dated the First Closing Date; and

                  (c) Registration Rights Agreement. The Registration Rights Agreement, duly executed by the Company.

            4.2 Deliveries by the Purchaser to the Company on the First Closing Date. At the First Closing, the Purchaser will deliver or cause to be delivered to the Company the following:

                  (a) Purchase Price. Purchaser's payment of the First Closing Purchase Price; and

                  (b) Registration Rights Agreement. The Registration Rights Agreement, duly executed by the Purchaser.

            4.3 Deliveries by the Company to the Purchaser on the Second Closing Date. At the Second Closing, the Company will deliver or cause to be delivered to the Purchaser, against payment of the Second Closing Purchase Price as provided herein:

                  (a) Series B Preferred Stock. The Series B Preferred Stock as provided in Section 3.2 hereof; and

                  (b) Opinion of Counsel. An opinion of Swidler Berlin Shereff Friedman, LLP, counsel for the Company, substantially in the form set forth in Exhibit C, addressed to the Purchaser, dated the Second Closing Date.

            4.4 Deliveries by the Purchaser to the Company on the Second Closing Date. At the Second Closing, the Purchaser will deliver or cause to be delivered to the Company the Second Closing Purchase Price.

      5. Representations and Warranties, Etc. In order to induce the Purchaser to purchase the Securities, the Company represents and warrants to the Purchaser that, except as set forth on the disclosure schedule hereto:

            5.1 Organization and Qualification; Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has no Subsidiaries. The Company has full corporate power and authority and all necessary government approvals to own and lease its properties and carry on its business as presently conducted or as intended to be conducted, is duly qualified, registered or licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the ownership or leasing of its properties or the character of its present operations makes such qualification, registration or licensing necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect. The Company has heretofore delivered to the Purchaser's counsel complete and correct copies of (i) the certificate of incorporation and (ii) the by-laws of the Company, each as amended to date and as presently in effect (collectively, the "Charter Documents").

            5.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents are within the Company's corporate power and authority. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the performance by the Company of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action and no other corporate proceedings on the part of the Company other than those listed on Schedule 5.2 are necessary to authorize this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents have been duly executed and delivered by duly authorized officers of the Company and, assuming the due authorization, execution and delivery thereof by all parties thereto other than the Company, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization, moratorium, fraudulent conveyance and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

            5.3 No Conflict; Requisite Consents. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents do not and will not (i) contravene or conflict with the Charter Documents, (ii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company under any provision of any written agreement or other instrument binding upon the Company or require the consent of any third party under any Law applicable to the Company or any License held by the Company, (iii) conflict with or result in a violation or breach of any term or provision of any Law applicable to the Company, or (iv) result in the creation or imposition of any Lien on any asset of the Company, except, with respect to each of the occurrences or results referred to in clauses (ii) and (iv) of this sentence, the third party consents set forth in Schedule 5.3 and such items which would not have a Material Adverse Effect.

            5.4 Capitalization.

                  (a) As of February 5, 1999, the authorized Capital Stock of the Company consists of 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, of which 10,150,832 shares of Common Stock and no shares of Preferred Stock are currently issued and outstanding. Prior to December 30, 1997, the Company also had issued and outstanding 2,000,000 shares of Series A 8% Convertible Preferred Stock (the "Series A Preferred Stock"), all of which have been converted into shares of Common Stock, and there are no shares of Series A Preferred Stock issued and outstanding.

                  (b) All issued and outstanding shares of the Company's Capital Stock are validly issued, fully paid and nonassessable. Except as set forth on
Schedule 5.4, there are no (i) outstanding subscriptions, options, warrants or rights (including conversion rights and preemptive rights), agreements, calls, convertible securities, arrangements or commitments of any character to which the Company is a party relating to any unissued Capital Stock or other securities of the Company or otherwise obligating the Company to grant, issue or sell any such options, warrants or rights or (ii) shares of Common Stock reserved for issuance upon the exercise of any warrants, options granted or to be granted under any stock option plan or any options previously granted outside of any stock option plan.

            5.5 Litigation; Defaults. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, or any properties of the Company, before or by any Governmental Authority or any other Person, which would (i) have a Material Adverse Effect, or (ii) impair the ability of the Company to perform any material obligation which the Company has under any Transaction Document, except as set forth on Schedule 5.5 or Schedule 5.11. Except as set forth on Schedule 5.5, the Company is not in violation of, or in default under (and there does not exist any event or condition which, after notice or lapse of time or both, would constitute such a default under), any term of its Charter Documents, or of any term of any agreement, Contract, instrument, judgment, decree, writ, determination, arbitration award, or Law applicable to the Company or to which the Company is bound, or to any Properties of the Company.

            5.6 No Material Adverse Effect. Except as set forth in Schedule 5.6, since September 30, 1998, there has been (i) no event or condition which has had or is reasonably likely to result in a Material Adverse Effect, and (ii) no acquisition or disposition of any material assets by the Company (or any Contract or arrangement therefor), or any other material transaction, otherwise than for fair value in the ordinary course of business, except in any such case as set forth in the Company SEC Documents.

            5.7 Employee Programs.

                  (a) Schedule 5.7 lists each material benefit arrangement, including (i) any employment or consulting agreement, (ii) any arrangement providing for insurance coverage or workers' compensation benefits, (iii) any incentive bonus or deferred bonus arrangement, (iv) any arrangement providing termination allowance, severance or similar benefits, (v) any equity compensation plan, (vi) any deferred compensation plan and (vii) any compensation policy and practice. The Company does not provide, and does not have an obligation to provide, or make contributions to provide any compensation or benefits to its current or former employees or directors of the Company, other than any plans, programs or other arrangements which only provide for the payment of cash compensation currently from the general assets of the Company on a payday by payday basis as base salary or hourly wages for current services and other than policies for vacation, sick days and holidays, medical, disability and life insurance and except as set forth on Schedule 5.7 (individually, a "Benefit Plan," and collectively, the "Benefit Plans").

                  (b) Except as disclosed on Schedule 5.7:

                        (i) No ERISA Affiliate (other than the Company)
            provides, or has an obligation to provide, contributions, compensation or benefits of or under any plan, program or arrangement which is subject to Title IV of ERISA ("ERISA Affiliate Title IV Plan").

                        (ii) The Company has furnished or made available to the
            Purchaser a true, complete and current copy of each written Benefit Plan and any amendments thereto, and a summary of each other Benefit Plan.

                        (iii) No assets have been set aside in a trust or other
            separate account to pay directly or indirectly any benefits under any Benefit Plan or to the extent assets have been set aside, all assets are shown on the books and records of such trust or separate account at their fair market value as of the date of any report last provided with respect to such trust.

                        (iv) Each Benefit Plan and each ERISA Affiliate Title IV
            Plan has been established, maintained and administered in compliance in all material respects with all applicable Laws.

                        (v) The Company has not incurred any material liability
            for any tax or penalty with respect to any Benefit Plan, ERISA Affiliate Title IV Plan or any group health plan (as described in Section 5000 of the Code) of an ERISA Affiliate including, without limitation, any tax or penalty under ERISA or under the Code.

                        (vi) The Company has not terminated or withdrawn from,
            or sought a funding waiver with respect to, any Benefit Plan which is subject to Title IV of ERISA.

                        (vii) To the knowledge of the Company, there is no
            proposed or actual material audit or investigation by any Governmental Authority with respect to any Benefit Plan or ERISA Affiliate Title IV Plan.

                        (viii)The Company has no obligation to make, or
            reimburse another employer, directly or indirectly, for making, contributions to a multi employer plan as described in Title IV of ERISA.

            5.8 Private Offerings. Neither the Company nor any Person acting on its behalf (other than the Purchaser, as to whom the Company makes no representations) has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act. No securities of the same class or series as the Series B Preferred Stock have been issued and sold by the Company prior to the date hereof. The Securities shall bear substantially the same legend set forth in
Section 10.1 hereof for so long as required by the Securities Act. Assuming the truth of the Purchaser's representations and acknowledgments contained in
Section 6 hereof, the offer and sale of the Securities are and will be exempt from the registration and prospectus delivery requirements of the Securities Act.

            5.9 Company SEC Documents. The Company has filed with the Commission, and has heretofore made available to the Purchaser, true and complete copies of its Annual Report on Form 10-KSB for the year ended December 31, 1997, its quarterly report on Form 10- QSB for the quarter ended September 30, 1998, Amendment No. 2 to its Registration Statement on Form S-3, dated December 23, 1998 and its definitive proxy statement dated July 28, 1998, (collectively, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            5.10 Financial Statements; No Undisclosed Liabilities. The financial statements of the Company included or incorporated by reference in the Company SEC Documents (the "Company Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company as at the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein). Since September 30, 1998, the Company has not incurred any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, that would have a Material Adverse Effect, other than liabilities (i) disclosed on Schedule 5.10, or in the Company SEC Documents, (ii) adequately provided for in the Company Financial Statements or disclosed in any related notes thereto, (iii) not required under GAAP to be reflected in the Company Financial Statements, or disclosed in any related notes thereto or (iv) incurred in connection with this Agreement or the other Transaction Documents.

            5.11 Environmental Regulation, Etc. Except as set forth on Schedule 5.11, (i) the business as presently or formerly engaged in by the Company is and has been conducted in compliance with all applicable Environmental Law, including, without limitation, having all permits, licenses and other approvals and authorizations, during the time the Company engaged in such business, (ii) the Properties presently or formerly owned or operated by the Company (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) (the "Company Properties") do not contain any Hazardous Substance other than as permitted under applicable Environmental Law (provided, however, that with respect to Company Properties formerly opened or operated by the Company, such representation is limited to the period the Company owned or operated such Company Properties), (iii) the Company has not received any notices, demand letters or request for information from any federal, state, local or foreign governmental entity or any third party indicating that the Company may be in violation or, liable under, any Environmental Law in connection with the ownership of operation of the Company's business, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or to the knowledge of the Company threatened against the Company with respect to the Company or the Company Properties relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by the Company concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at the Company Properties, (vi) no Hazardous Substance has been disposed of, transferred, released or transported from any of the Company Properties during the time such Company Property was owned or operated by the Company, other than as permitted under applicable Environmental Law, (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Company relating to the Company or the Company Properties which have not been delivered to the Purchaser prior to the date hereof, (viii) to the knowledge of the Company there are no underground storage tanks, on, in or under any of the Company Properties and no underground storage tanks have been closed or removed from any Company Properties which are or have been in the ownership of the Company (provided, however, that with respect to Company Properties formerly owned or operated by the Company, the representations in this subsection (viii) are limited to the period the Company owned or operated such Company Properties), (ix) there is no asbestos present in any Company Property presently owned or operated by the Company, (x) to the knowledge of the Company none of the Company Properties has been used at any time by the Company as a sanitary landfill or hazardous waste disposal site and (xi) the Company has not incurred, and none of the Company Properties are presently subject to, any material liabilities (fixed or contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

            5.12 Properties and Assets. The Company has good record and marketable fee title to all real Property and all other Property, whether tangible or intangible, owned by it, except defects in title which would not have a Material Adverse Effect or as otherwise disclosed on Schedule 5.12. The Company has complied with all commitments and obligations on its part to be performed or observed under each of the leases listed on Schedule 5.12, except for such noncompliance as would not have a Material Adverse Effect.

            5.13 Employment Practices. The Company is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union organization except as set forth on Schedule
5.13. Except as set forth on Schedule 5.13, there (i) is no unfair labor practice or material labor arbitration proceeding pending or threatened against the Company, (ii) are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company's knowledge, threatened involving employees of the Company, and (iii) is no labor controversy in existence with respect to the Company's business and operations, except as would not in any such case have a Material Adverse Effect.

            5.14 Intellectual Property. The Company owns or, except as to Intellectual Property with respect to which the United States Air Force or Northwestern University has a paid-up, non-exclusive license, otherwise has the exclusive right or license to use the Intellectual Property listed on Schedule
5.14 attached hereto and all other Intellectual Property used by the Company.
Schedule 5.14 attached hereto contains an accurate and complete list of all patents, trademarks, trade names and copyrights included in the Intellectual Property owned or used by the Company, all pending applications therefor and all licenses and other agreements relating thereto or to any other item of Intellectual Property, whether as licensor or licensee or otherwise. Schedule
5.14 contains an accurate and complete list of the Intellectual Property of the Company, excluding know-how and trade secrets. Except as set forth in Schedule 5.14, the complete right, title and interest in and to the inventions described in the patent applications filed by the Company, and the applications themselves, have been properly recorded in the United States Patent and Trademark Office for U.S. applications. Except as set forth on Schedule 5.14, the patent applications identified by the Company in Schedule 5.14 as currently pending are currently pending in the appropriate patent offices and are not abandoned. Except as set forth on Schedule 5.14 attached hereto, the Company owns the Intellectual Property it uses free and clear of all Liens. Except as set forth on Schedule 5.14 attached hereto, and in the Company SEC Documents no claims are currently being asserted by any Person involving the Company's sole right to use any of the Intellectual Property owned or used by the Company or challenging or questioning the validity or effectiveness of any license or similar agreement with respect thereto. To the best of the Company's knowledge, the Company's use of the Intellectual Property owned or used by it does not infringe the rights of any Person.

            5.15 Material Contracts. The Company has previously furnished or made available to the Purchaser all contracts, agreements, commitments, obligations and licenses to which the Company is a party that are material ("Contracts"); provided, however, purchase agreements involving payments in the aggregate of $50,000 per annum or less shall not be deemed to be material unless such purchase agreement is by and between the Company and any Affiliate. All of the Contracts are valid and binding and are in full force and effect; and, except as set forth on Schedule 5.15 hereto, there are no existing defaults (or events which, with notice or lapse of time or both, would constitute a material default) by the Company or its Subsidiaries, or, to the Company's knowledge, any other party thereunder, except as would not have a Material Adverse Effect.

            5.16 Taxes. (a) Except as set forth in Schedule 5.16:

                        (i) all Returns have been or will be timely filed when
            due in accordance with all applicable Laws:

                        (ii) all Taxes shown on the Returns have been timely
            paid, except those which are being contested (as described on Schedule 5.16) ;

                        (iii) the Returns completely, accurately and correctly
            reflect the facts regarding the income, properties, operations and status of any entity required to be shown thereon;

                        (iv) the Company has adequate reserves on its financial
            statements for Taxes accrued but not yet due, relating to the income, property or operations of the Company;

                        (v) there are no agreements or consents currently in
            effect for the extension or waiver of the time (A) to file any Return or (B) for assessment or collection of any Taxes relating to the Company, and no Person has been requested to enter into any such agreement or consent;

                        (vi) none of the Returns have been examined or closed;

                        (vii) all Taxes which the Company is required by Law to
            withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate governmental authorities to the extent due and payable;

                        (viii)there is no action, suit, proceeding,
            investigation, audit or claim currently pending, or, to the Company's best knowledge, threatened, regarding any Taxes relating to the Company or any group of which the Company is now or was formerly a member;

                        (ix) all Tax deficiencies which have been claimed,
            proposed or asserted against the Company or any group of which the Company is now or was formerly a member, have been fully paid or finally settled;

                        (x) no Person has executed or entered into a closing
            agreement pursuant to Section 7121 of the Code (or any comparable provision of State, local or foreign Law) that is currently in force and determines the Tax liabilities of the Company;

                        (xi) there are no liens for any Tax on the assets of the
            Company other than liens in the ordinary course of business which arise as a matter of law;

                        (xii) there are no tax allocation or other agreements
            with or relating to any income or other Taxes with any other person to which the Company is now or ever has been a party;

                        (xiii)the Company is not a party to any agreement,
            contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G (or any comparable provision of state, local or foreign Law);

                        (xiv) the Company has not agreed, and is not required,
            to make any adjustment under Code Section 481(a) (or any comparable provision of state, local, or foreign law) by reason of a change in accounting method or otherwise;

                        (xv) no power of attorney is currently in effect, and no
            Tax ruling has been requested of any governmental authority, with respect to any Tax matter relating to the Company;

                        (xvi) no indebtedness of the Company consists of
            "corporate acquisition indebtedness" within the meaning of Section 279 of the Code;

                        (xvii)the Company is not now and has never been included
            in any "consolidated" or "combined" Return provided for under the Laws of the United States, any foreign jurisdiction or any political subdivision of the foregoing with respect to Taxes for any taxable period for which the statute of limitations has not expired; and

                        (xviii) the Company is not a "United States real
            property holding corporation" within the meaning of Section 897(c)(2) of the Code.

            5.17 Licenses; Compliance with Laws. The Company holds all licenses, franchises, permits, consents, registrations, certificates and other approvals (individually, a "License" and collectively, "Licenses") and owns or licenses all Intellectual Property required for the conduct of its business as now being conducted, and is operating in substantial compliance therewith, except where the failure to hold any such License or to operate in compliance therewith would not have a Material Adverse Effect. The exclusive patent licenses obtained from Northwestern University and the United States Air Force which are identified on
Schedule 5.17 are currently in force and have not been terminated or downgraded. Except as set forth on Schedule 5.17, the Company is in substantial compliance with all Laws applicable to it, except in each case where the failure so to comply would not have a Material Adverse Effect taken as a whole.

            5.18 Transactions with Affiliates. There are no material transactions, agreements or understandings, existing or presently contemplated, between or among the Company and any of its officers or directors or stockholders or any of their Affiliates or associates except as set forth on
Schedule 5.18. Except as set forth on Schedule 5.18, no officer, director or Affiliate of the Company or any Affiliate of any such officer or director provides or causes to be provided any assets (including Intellectual Property), knowhow, services or facilities used or held for use by the Company in connection with its business and the Company does not provide or cause to be provided any assets (including Intellectual Property), knowhow, services or facilities to any such officer, director or Affiliate. Except as set forth on
Schedule 5.18, each of the transactions listed on such Schedule is engaged in on an arm's-length basis.

            5.19 Confidential Information. The Company has taken and shall take all reasonable steps to protect the confidentiality of the semiconductor laser technology which the Company presently uses or reasonably expects to use in the future conduct of its business.

            5.20 Insurance. The Company maintains all liability (including product liability), property (including Intellectual Property), workers' compensation, fire, casualty, officers' and directors' and other insurance policies to the extent and in the manner customary in the industry for companies in similar businesses similarly situated. Except as set forth on Schedule 5.20, each insurance policy is valid and binding and in full force and effect and all premiums thereunder have been paid. Except as set forth on Schedule 5.20, the Company has not received any notice of cancellation or termination in respect of any such policy and is not in default thereunder. Except as set forth on
Schedule 5.20, the Company has not received any notice that any insurer under any policy referred to in such notice is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

            5.21 Substantial Customers and Suppliers. Except as set forth on
Schedule 5.21, no material customer or supplier of the Company has ceased or materially reduced its purchases from or sales or provisions of materials, services or facilities to the Company since September 30, 1998 or has threatened to cease or materially reduce such purchases or sales or provision of materials, services or facilities. Except as set forth on Schedule 5.21, to the knowledge of the Company, no material customer or supplier of the Company is threatened with bankruptcy or insolvency.

            5.22 Registration Rights. Except as set forth on Schedule 5.22, the Company is not under any contractual obligation to register any of its currently outstanding Capital Stock or any of its securities which may hereafter be issued, except as contemplated by the Registration Rights Agreement.

            5.23 Distribution Rights. Except as set forth on Schedule 5.23, the Company has not granted rights to distribute its products outside the United States to any Person and is not bound any agreement with respect to the foregoing.

            5.24 Dividends. On or after September 30, 1998, the Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its Capital Stock.

            5.25 Year 2000. All computer software used by the Company in the conduct of its business is, or will be prior to December 31, 1999, capable of accurately processing, calculating, manipulating and storing and exchanging with other software so capable, date/time, date from, into and between the twentieth and twenty-first centuries, including, without limitation, the years 1999 and 2000 and any leap year calculations, except where the failure of such software to so perform will not result in a Material Adverse Effect.

            5.26 Disclosure. The Company has provided the Purchaser with all the information reasonably available to the Company without undue expense that the Purchaser has requested for deciding whether to purchase the Securities and all information that the Company believes is reasonably necessary to enable the Purchaser to make such decision. None of the Schedules attached to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      6. Representations and Warranties of the Purchaser.

                  (a) The Purchaser represents to the Company that (i) it is an accredited investor as defined in Regulation D under the Securities Act, and
(ii) by reason of its business and financial experience, and the business and financial experience of those persons, if any, retained by it to advise it with respect to its investment in the Securities, such Purchaser together with such advisers have such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment, and that it is purchasing the Securities for its own account and not with a view to the distribution thereof or with any present intention of distributing or selling any of the Securities except in compliance with the Securities Act. The Purchaser understands and agrees that the Company's offer and sale of the Securities have not been registered under the Securities Act and the Securities may be resold only if registered pursuant to the provisions thereunder or if an exemption from registration is available.

                  (b) The Purchaser understands and acknowledges that if it resells all (or any portion) of the Securities in a sale that relies on Regulation S, that it shall comply with applicable offering restrictions required under Regulation S.

                  (c) The Purchaser represents to the Company that it has full power and authority and has taken all action necessary to authorize it to enter into and perform its obligations under this Agreement and the other Transaction Documents. This Agreement is the legal, valid and binding obligation of the Purchaser, and is enforceable against the Purchaser in accordance with its terms, except as may be limited by bankruptcy, reorganization, moratorium, fraudulent conveyance and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

                  (d) The Purchaser believes that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities. The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company and to obtain additional information (to the extent the company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Purchaser or to which the Purchaser had access. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 5 of this Agreement or the right of the Purchaser to rely thereon.

      7. Covenants of the Company. The Company covenants and agrees that from the date hereof until the Second Closing Date, except with respect to Sections 7.6, 7.7 and 7.8 of this Agreement and, unless otherwise provided for in this Agreement, or unless the Purchaser shall otherwise consent in writing, it will do or cause the following:

            7.1 Ordinary Course. The Company's business shall be conducted only in the ordinary course of business and in a manner consistent with past practice and the business plan(s) approved by the Company's Board of Directors. The Company shall use commercially reasonable efforts, within the limits of its available resources, to preserve substantially intact its business organization, and to maintain or improve its profitability.

            7.2 Issuance of Securities. The Company shall not issue, deliver, sell, redeem, acquire, authorize or propose to issue, deliver, sell, redeem, acquire or authorize, any shares of its Capital Stock of any class or any securities convertible into, or any rights, warrants or options to acquire, any such shares or convertible securities or other ownership interest, provided that the Company shall be permitted to (i) issue Common Stock, and Series B Preferred Stock required to be issued to the Purchaser pursuant to this Agreement, (ii) issue up to 500,000 Warrants exercisable for up to 500,000 shares of Common Stock in connection with the Company's contemplated amendment to its $1,000,000 secured line of credit (the "Line of Credit") maintained by BSB Bank & Trust Company ("BSB") upon the terms and conditions agreed to by the Company and BSB and (iii) issue options already authorized pursuant to the Company's 1995 Stock Option Plan, as amended (the "1995 Plan") and shares of Common Stock upon exercise of any such options, provided, however, that such options shall be issued at an exercise price at least equal to Fair Market Value. The Company shall not amend (i) its Charter Documents to increase the number of authorized shares of Common Stock or Preferred Stock thereunder or (ii) the 1995 Plan to increase the number of authorized shares of Common Stock thereunder without the consent of the Purchaser in either case.

            7.3 Nasdaq Listing. The Company will use its best efforts to continue the listing of the Common Stock on the Nasdaq SmallCap Market and to ensure that the shares of Common Stock to be issued upon conversion of the Series B Preferred Stock are listed or authorized to be quoted on the Nasdaq SmallCap Market or listed on any national securities exchange on which shares of Common Stock are then listed, to the extent that such listing is permitted at such time.

            7.4 Dividends; Changes in Capital Stock. The Company shall not, nor shall it propose to: (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Capital Stock; or (ii) recapitalize or otherwise modify its Capital Stock, except that the Company may effectuate a reverse stock split as contemplated by its plan to reattain compliance with the minimum bid price requirement of the Nasdaq SmallCap Market (the "Reverse Stock Split"). If such Reverse Stock Split is consummated by the Company prior to the Second Closing Date, then, following the record date fixed for such Reverse Stock Split, the number of shares of Series B Preferred Stock to be acquired by the Purchaser and the Second Closing Purchase Price shall remain the same, but the number of shares of Common Stock into which the Series B Preferred Stock may be converted shall be appropriately adjusted by the Company in order to maintain the proportionate conversion ratio set forth in Section 2.2(b) hereof.

            7.5 Financial Information. Immediately following the date of execution of this Agreement, the Company shall commence providing the Purchaser with monthly financial data to the extent that it is otherwise prepared by the Company and that it is reasonably requested by the Purchaser.

            7.6 Return and Other Tax Information. Following the First Closing Date and for so long as Purchaser shall hold securities of the Company, and for a reasonable time thereafter, the Company shall provide the Purchaser with such cooperation and information as the Purchaser may reasonably request with respect to (A) the filing of any Return, amended Return, or claim for a refund of Taxes,
(B) determining any potential or asserted Tax liability or a right to a refund of Taxes under any Law, or (C) conducting or defending any audit or other proceeding in respect of Taxes. Any information obtained under this Section 7.6 shall be kept confidential, except as may be otherwise necessary in connection with filing any Return, amended Return, or claim for a refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes as may otherwise be required by any Law, rule, regulation or accounting principal or practice.

            7.7 Stamp Taxes. The Company shall be liable for, and shall pay when due, any transfer, gains, documentary, sales, use, registration, stamp, value added or other similar Taxes payable by reason of the transactions contemplated by this Agreement or attributable to the initial sale to the Purchaser of the Common Stock or the Series B Preferred Stock, and the Company shall, at its own expense, file all necessary Returns and other documentation with respect to all such Taxes.

            7.8 FIRPTA. On or prior to the First Closing Date, the Company shall provide the Purchaser with a copy of a statement, issued by the Company pursuant to U.S. Treasury

Regulation Section 1.8972(h), certifying that neither the Common Stock nor the Series B Preferred Stock is a United States real property interest.

            7.9 Regulatory Approval. The Company shall cooperate with the Purchaser by providing information upon request of the Purchaser to the extent the Purchaser receives any inquiry from any Governmental Authority in connection with the transactions contemplated by this Agreement.

            7.10 Warrants and Options. The Company will not take any action to accelerate the exercisability or vesting of any outstanding warrants or options to purchase Common Stock or modify any other terms of such warrants or options, including the terms of the 1995 Plan, as a result of the transactions contemplated hereby.

            7.11 Public Announcements. Upon the execution of this Agreement, the Company and the Purchaser will consult with each other with respect to the issuance of a joint press release to be released by the Company with respect to this Agreement and the transactions contemplated hereby. Prior to each of the First Closing and the Second Closing, except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement, except as in the reasonable judgment of the party may be required by law or in connection with the obligations of a publicly-held company. Upon each of the First Closing and the Second Closing, the Company and the Purchaser will consult with each other with respect to the issuance of a joint press release with respect to the consummation of the transactions contemplated by this Agreement.

            7.12 Co-investment Rights. During the time period in which the Purchaser holds at least fifty percent (50%) of the Securities issued pursuant to this Agreement (including the Common Stock issuable upon conversion of the Preferred Stock), the Purchaser shall have co-investment rights with respect to any issuances of equity securities of the Company (or securities or rights convertible into or exercisable for equity securities of the Company), pursuant to which the Purchaser shall have the right, at its option, to maintain up to its percentage ownership of outstanding equity of the Company (on a fully diluted basis, with respect to ownership and with respect to voting rights) by participating in such issuance of securities on terms no less favorable in any respect than the terms on which any other purchaser of such securities participates in such issuance. The maintenance of such percentage ownership of the Purchaser shall be only to the extent practicable, and the Purchaser shall take into account the difficulty of achieving a precise percentage for the Purchaser while also satisfying a prospective purchaser's objectives; provided, however, that any shortfall in such maintenance of the Purchaser's percentage ownership shall be de minimus.

            The Company shall notify the Purchaser, in writing (the "Notice"), of its intention to sell such securities, setting forth the terms under which it proposes to make such sale, the persons to whom such sale is proposed to be made, and the number of securities it proposes to sell, and advising the Purchaser of the amount of such securities which the Purchaser is entitled to purchase in accordance with this Section 7.12. The Purchaser shall have the right, but not the obligation, to notify the Company within thirty (30) days after the Company gives such notice that the Purchaser desires to purchase some or all of the securities which it is entitled to purchase hereunder. Failure to give such notice within such thirty (30) day period shall constitute a waiver of Purchaser's right to purchase such securities under this Section 7.12. If the Purchaser shall give the Company timely notice that it desires to purchase such securities, it shall purchase such securities within two (2) Business Days of its notice to the Company regarding such purchase, on the same terms, and at the same price that the Company sells the remainder of such securities, all such sales to be made pursuant to the terms set forth in the Notice. The provisions of this Section 7.12 shall not apply to the issuance of (i) up to 500,000 Warrants exercisable for up to 500,000 shares of Common Stock in connection with the Company's contemplated amendment to its Line of Credit maintained by BSB upon the terms and conditions agreed to by the Company and BSB, (ii) employee stock options and (iii) the shares of Common Stock issuable upon exercise of any such options.

      8. Rights and Obligations of the Purchaser.

            8.1 Reservation of Securities. The Company shall reserve and set apart and have at all times, free from preemptive rights, the number of authorized but unissued shares of Series B Preferred Stock or Common Stock, to conform to the Company's obligations set forth in Section 7.

            8.2 No Right to Convert Preferred Stock into Common Stock. The convertible feature of the Series B Preferred Stock into Common Stock shall not be exercisable by the Purchaser or any Affiliate of the Purchaser, but shall be exercisable by a transferee of the Purchaser so long as such transferee is not an Affiliate of the Purchaser.

            8.3 Anti-Dilution Provisions - Adjustment of Number of Shares of Capital Stock. The number of shares of Common Stock into which the Series B Preferred Stock shall be converted shall be subject to adjustment as provided in the Certificate of Designations.

            8.4 Regulatory Approval. The Purchaser shall cooperate with the Company by providing information upon request of the Company to the extent the Company receives any inquiry from any Governmental Authority in connection with the transactions contemplated by this Agreement.

            8.5 Notice to the Holder.

            In case at any time:

                        (i) the Company shall pay any dividend upon its
            outstanding Common Stock or Preferred Stock payable in shares of Common Stock or Preferred Stock or make any distribution (other than cash dividends out of earned surplus) to the holders of its shares of Common Stock or Preferred Stock; or

                        (ii) the Company shall offer for subscription pro rata
            to the holders of its Common Stock or Preferred Stock any additional shares of Common Stock or Preferred Stock or other rights to acquire such Common Stock or Preferred Stock; or

                        (iii) there shall be effected any recapitalization of
            the Company or reclassification of the shares of Common Stock or Preferred Stock of the Company, or any merger or consolidation of the Company into or with any other corporation or business entity and as a result of which the Company is not the surviving corporation, or the sale or transfer of all or substantially all of the assets of the Company to any other corporation or business entity; or

                        (iv) there shall be a voluntary or involuntary
            dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give written notice to the Purchaser of the date which is the record date for such dividend, distribution or subscription rights, or on which such recapitalization, reclassification, merger, consolidation, sale, transfer, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of record of the Company's Common Stock or Preferred Stock shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange its Common Stock or Preferred Stock for securities or other property deliverable upon such recapitalization, reclassification, merger, consolidation, sale, transfer, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least thirty (30) days prior to the action in question and not less than ten (10) days prior to the record date.

      9. Conditions to Closing.

            9.1 Conditions to the Company's Obligations to Consummate the First Closing.

            The obligations of the Company to effect the sale and issuance of the Common Stock shall be subject to the satisfaction of the conditions set forth below, at or before the First Closing Date (which conditions may be waived by the Company in writing).

                  (a) The representations and warranties of the Purchaser set forth in Section 6 of this Agreement shall be true and correct as of the date hereof and as of the First Closing Date.

                  (b) The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement.

                  (c) The Purchaser shall have delivered to the Company at the First Closing the items set forth in Section 4.2.

            9.2 Conditions to the Purchaser's Obligations to Consummate the First Closing.

            The obligations of the Purchaser to effect the purchase of the Common Stock shall be subject to the satisfaction of the conditions set forth below, at or before the First Closing Date (which conditions may be waived by the Purchaser in writing).

                  (a) The representations and warranties of the Company set forth in Section 5 of this Agreement shall be true and correct as of the date hereof and as of the First Closing Date (except to the extent specified by the Company to be true and correct as of an earlier date) and the Purchaser shall have received a certificate to such effect signed by the Chief Executive Officer of the Company dated as of the First Closing Date.

                  (b) The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement, and the Purchaser shall have received a certificate to such effect signed by the Chief Executive Officer of the Company dated as of the First Closing Date.

                  (c) BSB shall (i) release to the Company simultaneously with the purchase of the Common Stock by the Purchaser pursuant to Section 2.2(a) of this Agreement, $450,000 available under its Line of Credit, and (ii) extend the maturity date of the Line of Credit until May 31, 1999, and the Company shall have received a letter from BSB indicating its intent upon completion of the purchase by the Purchaser of the Series B Preferred Stock pursuant to Section 2.2(b) hereto, to further extend the maturity date of the Line of Credit until May 31, 2000 (subject to the absence of any material adverse change as determined by BSB).

                  (d) The Company shall deliver to the Purchaser at the First Closing the items set forth in Section 4.1.

                  (e) The Company shall have delivered to the Purchaser a Certificate dated as of a recent date prior to the First Closing Date issued by the Secretary of State of the State of Delaware to the effect that the Company is legally and validly existing and in good standing.

                  (f) The Company shall have delivered to the Purchaser a certificate executed by the Secretary of the Company dated as of the First Closing Date, certifying as to (a) the directors resolutions authorizing the transactions contemplated by this Agreement, (b) the Charter Documents of the Company, (c) the incumbency and specimen signatures of the Chief Executive Officer, President and Secretary of the Company, and (d) such other matters as the Purchaser may reasonably request.

            9.3 Conditions to the Company's Obligations to Consummate the Second Closing.

            The obligations of the Company to effect the sale and issuance of the Series B Preferred Stock shall be subject to the satisfaction of the conditions set forth below, at or before the Second Closing Date (which conditions may be waived by the Company in writing).

                  (a) The representations and warranties of the Purchaser set forth in Section 6 of this Agreement shall be true and correct except as would not have a material adverse effect on either party's ability to consummate the transactions contemplated by this Agreement.
 .
                  (b) The Purchaser shall have performed, satisfied and complied in all material respects, with all covenants, agreements and conditions required by this Agreement.

                  (c) The Purchaser shall have procured all regulatory approvals and consents required by Law to be procured by it for the transactions contemplated by this Agreement.

                  (d) The Purchaser shall have delivered to the Company at the Second Closing the items set forth in Section 4.4.

            9.4 Conditions to the Purchaser's Obligations to Consummate the Second Closing.

            The obligations of the Purchaser to effect the purchase of the Series B Preferred Stock shall be subject to the satisfaction of the conditions set forth below, at or before the Second Closing Date (which conditions may be waived by the Purchaser in writing).

                  (a) The representations and warranties of the Company set forth in Section 5 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Second Closing Date, except to the extent specified by the Company to be true and correct as of an earlier date or except to the extent disclosed by the Company to the Purchaser on or prior to the Second Closing Date, and the Purchaser shall have received a certificate to such effect signed by the Chief Executive Officer of the Company dated as of the date of the Second Closing Date.

                  (b) As of the Second Closing Date, there shall not have occurred any event or condition which has had a Material Adverse Effect, and the Purchaser shall have received a certificate to such effect signed by the Chief Executive Officer of the Company dated as of the date of the Second Closing Date.

                  (c) The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement, and the Purchaser shall have received a certificate to such effect signed by the Chief Executive Officer of the Company dated as of the Second Closing Date.

                  (d) The Company shall have procured all regulatory approvals and consents required by Law to be procured by it for the transactions contemplated by this Agreement.

                  (e) If required under Nasdaq rules, the Company shall have obtained shareholder approval of the purchase.

                  (f) BSB shall have extended the maturity date of the Line of Credit until May 31, 2000.

                  (g) The Company shall have delivered to the Purchaser at the Second Closing the items set forth in Section 4.3.

                  (h) The Company shall have delivered to the Purchaser a bring-down Certificate dated as of a recent date prior to the Second Closing Date issued by the Secretary of State of the State of Delaware to the effect that the Company is legally and validly existing and in good standing.

                  (i) The Company shall have delivered to the Purchaser a bring-down certificate executed by the Secretary of the Company dated as of the Second Closing Date, certifying as to (a) the directors resolutions authorizing the transactions contemplated by this Agreement, (b) the Charter Documents of the Company, (c) the incumbency and specimen signatures of the Chief Executive Officer, President and Secretary of the Company, and (d) such other matters as the Purchaser may reasonably request.

                  (j) The Company shall have filed or caused to be filed the Certificate of Designations relating to the Series B Preferred Stock with the Secretary of State for the State of Delaware on or prior to the Second Closing Date.

      10. Restrictions on Transfer.

            10.1 Restrictive Legends. Except as otherwise permitted by this
Section 10, each share certificate constituting the Common Stock and the Series B Preferred Stock issued and sold pursuant to this Agreement and any share certificate issued upon exchange of the Series B Preferred Stock for Common Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO THE SECURITIES OR "BLUE SKY" LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED, EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT WITH RESPECT TO SUCH

            SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT, (ii) RULE 144 OR RULE 144A UNDER SUCH ACT, (iii) REGULATION S, OR (iv) ANY OTHER EXEMPTION FROM REGISTRATION UNDER SUCH ACT, PROVIDED THAT, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM AND SUBSTANCE IS FURNISHED TO THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.

            10.2 Notice of the Proposed Transfer; Opinion of Counsel. The Purchaser of each share certificate bearing the restrictive legend set forth in
Section 10.1 above ("Restricted Security") agrees that prior to any transfer or attempted transfer of such Restricted Security to give to the Company (a) written notice describing the manner or circumstances of such transfer or proposed transfer, and (b) an opinion of counsel, which is knowledgeable in securities law matters, in form and substance reasonably satisfactory to the Company, to the effect that the proposed transfer of such Restricted Security may be effected without registration of such Restricted Security under the Securities Act. If the holder of the Restricted Security delivers to the Company an opinion of counsel in form and substance reasonably satisfactory to the Company that subsequent transfers of such Restricted Security will not require registration under the Securities Act, the Company will after such contemplated transfer deliver new Securities for such Restricted Security which do not bear the Securities Act legend set forth in Section 10.1 above. Except to the extent required by the Company's transfer agent, the requirements for an opinion of counsel imposed by this Section 10.2 upon the transferability of any particular Restricted Security shall not apply (i) when such Restricted Security is sold pursuant to an effective registration statement under the Securities Act, (ii) when such Restricted Security is transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act or (iii) when such Restricted Security is transferred pursuant to Regulation S promulgated under the Securities Act. The restrictions imposed by this Section 10 shall cease and terminate upon the date which is two (2) years after the later of (A) the original issue date of the Restricted Security and (B) the last date on which the Company or any Affiliate of the Company was the owner of the Restricted Security (or any predecessor Restricted Security). As used in this Section 10.2, the term "transfer" encompasses any sale, transfer or other disposition of any Securities referred to herein.

      11. Miscellaneous.

            11.1  Indemnification; Expenses, Etc.

                  (a) The Company agrees to indemnify and hold harmless the Purchaser, its Affiliates and each of its and their respective directors, officers, partners, principals, shareholders and attorneys (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") from and against any and all losses, claims, damages, liabilities, costs

(including reasonable attorneys' fees and including any costs of investigation) and expenses (collectively, "Losses") to which any Indemnified Party may become subject, insofar as such Losses arise out of or result from (i) any breach of any representation or warranty made by the Company, or the failure of the Company to fulfill in any material respect any agreement or covenant contained in this Agreement or any other Transaction Document, or (ii) any proceeding against the Company or any Indemnified Party brought by any third party arising out of or in connection with this Agreement or the other Transaction Documents; provided, however, that the Company shall not have any obligation under this indemnity provision to indemnify any Indemnified Party with respect to Losses
(x) resulting from a breach of any representation, warranty or covenant of the Purchaser hereunder or (y) until, in the case of Losses referred to in clause
(i) of this paragraph, the aggregate combined total of all such Losses incurred by any Indemnified Party exceeds (10%) of the aggregate amount of the Financing consummated hereunder, whereupon the Indemnified Party shall be entitled to indemnity with respect to the amount of Losses in excess of such amount, and the Company shall reimburse the Indemnified Party for all such Losses as they are incurred or suffered by such Indemnified Party; provided further, that clause
(y) shall not apply to any third party claim made directly against the Purchaser.

                  (b) If any Indemnified Party is entitled to indemnification hereunder, such Indemnified Party shall give notice to the Company of any claim or of the commencement of any proceeding against the Company or any Indemnified Party brought by any third party with respect to which such Indemnified Party seeks indemnification pursuant hereto; provided, however, that the delay to so notify the Company shall not relieve the Company from any obligation or liability except to the extent the Company is materially prejudiced by such delay. The Company shall have the right, exercisable by giving written notice to an Indemnified Party within thirty (30) days after the receipt of written notice from such Indemnified Party of such claim or proceeding, to assume, at the expense of the Company, the defense of any such claim or proceeding with counsel reasonably satisfactory to such Indemnified Party. After notice from the Company to the Indemnified Party of its election to assume the defense of such claim or proceeding, the Company shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party which may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Company, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Company and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable opinion of counsel to such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Company shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all

Indemnified Parties. The Company shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by claimant or plaintiff to such Indemnified Party or Parties of a release from all liability in respect of such claim, litigation or proceeding.

                  (c) If the indemnification provided for in Section 11.1(a) is unavailable or insufficient to hold harmless an Indemnified Party in respect of any loss, claim, damage, liability, cost or expense, then the indemnifying party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability, cost or expense (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchaser on the other hand from the sale and purchase of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of the Company on the one hand and the Purchaser on the other hand in connection with the events or facts which gave rise to such loss, claim, damage, liability, cost or expense, as well as any other equitable considerations. The relative fault shall be determined by reference to, among other things, whether the events or facts that gave rise to such loss, claim, damage, liability, cost or expense relate to a breach of representations and warranties or other covenants and obligations under this Agreement and the other Transaction Documents by the Company or the Purchaser and the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such events. The amount paid or payable by an Indemnified Party as a result of such loss, claim, damage, liability, cost or expense shall be deemed to include any reasonable and documented legal or other expenses incurred by such Indemnified Party in connection with investigating or defending such claim.

            11.2 Survival of Representations, Warranties, Covenants and Indemnification. All representations and warranties contained in this Agreement or in the other Transaction Documents shall survive for a period of one year from the date hereof, except for representations and warranties relating to compliance with Laws, Taxes and Returns, and the covenants contained in Sections 7.6, 7.7 and 7.8 of this Agreement, all of which shall survive until the expiration of any applicable statute of limitations, and the indemnity agreement contained in Section 11.1 of this Agreement; provided, however, that such survival of representations and warranties relating to compliance with Laws, Taxes and Returns and of the covenants contained in Sections 7.6, 7.7 and 7.8 of this Agreement, shall only survive beyond one year to the extent there is any third party claim made directly against the Purchaser.

            11.3 Amendment and Waiver. This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by the Purchaser and the Company.

            11.4 Notices, Etc. Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be delivered personally, sent by telecopier (with written confirmation of receipt), mailed by registered or certified mail, return receipt requested, or by a nationally recognized overnight courier, postage prepaid, addressed, (a) if to the Purchaser, at Charlottenstrasse 16, D-10117 Berlin, Germany, telecopier no.: 011-49-30-2030-5555, to the attention of Oliver Bormann, with a copy to Linklaters & Paines, 1345 Avenue of the Americas, 19th Floor, New York, New York 10105, telecopier no.: (212) 424-9100, to the attention of Lawrence A. Vranka, Jr., Esq. or (b) if to the Company, at 15 Link Drive, Binghamton, New York 13904, telecopier no.: (607) 722-5045, to the attention of Dr. Geoffrey T. Burnham, with a copy to Swidler Berlin Shereff Friedman LLP, 919 Third Avenue, New York, New York 10022, telecopier no.: (212) 758-9526, to the attention of Richard A. Goldberg, Esq. Any such notices which are mailed shall be deemed delivered five (5) Business Days after mailing.

            11.5 Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; provided, however, that the Company shall pay up to a maximum of thirty seven thousand five hundred U.S. dollars ($37,500) of documented legal expenses related to the Purchaser's due diligence, such amount to be deducted from the Second Closing Purchase Price.

            11.6 Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the Purchaser and the Company and except for the Confidentiality Agreement dated December 4, 1998 supersede all prior agreements and understandings, including, without limitation, the Letter of Intent dated January 11, 1999 relating to the subject matter hereof.

            11.7 Successors and Assigns. Whenever in this Agreement any of the parties hereto are referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the respective parties which are contained in this Agreement shall bind and inure to the benefit of the successors and assigns of all other parties. The terms and provisions of this Agreement and the other Transaction Documents shall inure to the benefit of and shall be binding upon any assignee or transferee of any Purchaser, and in the event of such transfer or assignment, the rights and privileges herein conferred upon any such Purchaser shall automatically extend to and be vested in, and become an obligation of, such transferee or assignee, all subject to the terms and conditions hereof.

            11.8 Termination.

                  (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                        (i) at any time prior to the First Closing or the Second
            Closing, by the mutual written consent of the Company and the Purchaser;

                        (ii) at any time prior to the Second Closing, by the
            Company or Purchaser upon notice given to the other if the Second Closing shall not have taken place for any reason by May 31, 1999; provided that the failure of the Second Closing to occur on or before such date (or the inability to satisfy such condition) is not the result of the breach of the covenants, agreements, representations or warranties hereunder of the party seeking such termination;

                        (iii) at any time prior to the First Closing or the
            Second Closing, upon the death or permanent physical disability or mental incapacity of Dr. Geoffrey T. Burnham; or

                        (iv) at any time prior to the First Closing or the
            Second Closing, by the Company or the Purchaser upon written notice to the other party if any court or Governmental Authority of competent jurisdiction shall have issued a final permanent order, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the time for appeal or reconsideration of such order shall have expired.

                  (b) In the event of the termination of this Agreement as provided in Section 11.8(a), this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of the Company, the Purchaser or their respective officers and directors (except as set forth in Sections 11.1 and 11.5; provided, however, that nothing contained in this sentence is intended to eliminate the liability of a breaching party to a non-breaching party who terminates this Agreement pursuant to Section 11.8(a)(ii) of this Agreement). The obligations of the parties to this Agreement under Sections 11.1 and 11.5 shall survive any such termination.

            11.9 Descriptive Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

            11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice-of-law principles thereof.

            11.11 Consent to Jurisdiction; Waiver of Immunities. (a) Each of the Purchaser and the Company hereby irrevocably submits to the non-exclusive jurisdiction of any court of the State of New York or United States federal court sitting in the Borough of Manhattan, The City of New York, and any appellate court therefrom in any action or proceeding arising out of or relating to this Agreement, and the Purchaser hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. The Purchaser hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding.

                  (b) To the fullest extent permitted under applicable law and to the extent that the Purchaser has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Purchaser hereby irrevocably waives such immunity in respect of its obligations under this Agreement and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 11.9(b) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

            11.12 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                  SEMICONDUCTOR LASER INTERNATIONAL
                                  CORPORATION,
                                  a Delaware corporation


                                  By:  /s/ Geoffrey T. Burnham
                                      ----------------------------------
                                      Name: Geoffrey T. Burnham
                                      Title: President & Chief Executive Officer

                                  bmp MOBILITY AG VENTURE
                                  CAPITAL,
                                  a German stock corporation


                                  By: /s/ Oliver Borrmann
                                      -----------------------------------
                                      Name: Oliver Borrmann
                                      Title: CEO

                                  Schedule 5.2

                                  Authorization



      1. Stockholder approval for the Second Closing, to the extent required by the Nasdaq SmallCap Market rules.

                                 Schedule 5.3

                                   Consents

      1. BSB Bank & Trust Company, as per Commitment Letter dated February 3, 1999.

                                 Schedule 5.4

                                Capitalization


      1. 1,000,000 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan, as amended (the "Plan"), of which 148,455 shares have been reserved for currently outstanding options (a list of which has been provided to the Purchaser).

      2. 112,604 shares issuable upon exercise of options and warrants issued outside of the Plan to certain executive officers, non-employee directors and consultants.

      3. 2,118,000 shares issuable on exercise of certain registered warrants issued in connection with the Company's initial public offering. These registered warrants are exercisable on or prior to March 19, 2000, at an exercise price of $5.00 per share (a list of which has been provided to the Purchaser).

      4. 750,000 shares of Common Stock issuable upon exercise of warrants issued to Marketing Direct Concepts, Inc. The MDC warrants are exercisable at the exercise prices and for the number of shares indicated: (i) 75,000 shares of Common Stock at $3.4688; (ii) 25,000 shares of Common Stock at $4.3438; (iii) 25,000 shares of Common Stock at $4.8438; and (iv) 25,000 shares of Common Stock at $5.3438, and (b) a warrant to purchase 600,000 shares of Common Stock at an exercise price of $3.4688. Of these shares, 150,000 can be exercised at any time through October 26, 2000 and 600,000 can be exercised at any time through December 11, 2000 (a list of which has been provided to the Purchaser).

      5. 20,000 warrants to purchase 20,000 shares issued to WCF at an exercise price of $3.75 per share (a list of which has been provided to the Purchaser).

      6. 58,334 warrants to purchase 58,334 shares at an exercise price of $5.00 per share issued to FINOVA Technology Finance, Inc. (a list of which has been provided to the Purchaser).

                                 Schedule 5.5

                             Litigation; Defaults

      1. Since April 1998, the Company has been responding to informal requests for information from the Securities and Exchange Commission. In August 1998, the Company learned that in June 1998, the Commission had issued a formal order of investigation to determine whether violations of certain aspects of the federal securities laws had occurred in connection with the Company. Pursuant to this formal order of investigation, the Company and certain of its current and former officers and directors have produced documents pursuant to subpoenas from the Northeast Regional Office of the Commission. The investigation is in its early stages and the Company is not able to speculate as to the specific subject matter of the investigation on the Company. There can be no assurance as to the timeliness of the completion of the investigation or as to the final result thereof, and no assurance can be given that the final result of the investigation will not have a material adverse effect on the Company. The Company is cooperating with the investigation, and has responded and will continue to respond to requests for information in connection with the investigation.

      2. In August 1998, the Company learned that the United States Attorney's Office for the Southern District of New York is investigating whether violations of securities laws have occurred in connection with the Company's public disclosures. The Company is cooperating with the investigation and is responding to a grand jury subpoena issued in connection with the investigation. There can be no assurance as to the timeliness of the completion of the investigation or as to the final result thereof, and no assurance can be given that the final result of the investigation will not have a material adverse effect on the Company or its current management.

      3. The Company is currently engaged in litigation with a former employee, Dr. Keith Evans, who the Company brought an action against for a breach of confidentiality obligations and defamation of character. Dr. Evans has responded with a counter claim alleging defamation of character and is seeking $500,000 in damages. The litigation is presently in the discovery stage. The Company believes the counter claim is without merit and is vigorously defending such action.


      4. See Schedule 5.14.

      5. See Schedule 5.21.

                                 Schedule 5.6

                            Material Developments


      1. See list of late payments on accounts payable list (a copy of which has been provided to the Purchaser).

      2. See Schedule 5.21.

                                 Schedule 5.7

                               Benefits; ERISA

Benefit Plans

      1. Blue Cross/Blue Shield Medical Insurance, Group Health Plan as per employee handbook and policy that have been provided previously to the Purchaser.

      2. Vacation Holiday and Sick Day Policy, as per employee handbook that has been provided previously to the Purchaser.

      3. Vision Plan, as per employee handbook that has been provided previously to the Purchaser.

      4. Security Mutual Life Employee Life Insurance and Accidental Death & Dismemberment, as per employee handbook and policy that have been provided previously to the Purchaser.

      5. Security Mutual Life Disability Insurance, as per employee handbook and policy that have been provided previously to the Purchaser.

      6. Chubb Indemnity Insurance Co. Worker's Compensation, dated October 14, 1998.

      7. 1995 Stock Option Plan, dated October 1, 1995 and as amended August 17, 1998.

Employment Agreements

      1. Employment Agreement, dated October 1, 1995, between Semiconductor Laser International Corporation and Geoffrey T. Burnham.

      2. Employment Agreement, dated October 1, 1995, between Semiconductor Laser International Corporation and Susan Burnham.

                                Schedule 5.10

                           Undisclosed Liabilities
                          (since September 30, 1998)

      1. Accounts Payable increase of $344,000.

      2. Accrued Audit Fees increase of $40,000.

      3. Dr. Geoffrey Burnham and Susan Burnham have deferred automatic salary increases and payment for offices provided for under their respective employment agreements.

                                Schedule 5.11

                                Environmental


      1. Phase I Environmental Site Assessment, dated May 1996, by Hawk Engineering, P.C., previously provided to the Purchaser.

                                Schedule 5.12

                                   Property

      1. On December 18, 1996, the Company entered into an agreement (a copy of which has been provided to the Purchaser)(the "Sale and Leaseback Agreement") with the Broome County IDA, in which the Company sold and leased back its manufacturing facilities and equipment. The sale price was $1.00 and the lease payment is $1.00 per year for twenty years. In accordance with the terms of the Sale and Leaseback Agreement, the Company has the unilateral right at any time to purchase from the Broome County IDA all assets sold to them for the price of $1.00. The Sale and Leaseback Agreement also provides that the Company would make payments in lieu of taxes at a rate dependent upon employment levels. All rights of ownership of the facilities and equipment remain with the Company.

      2. FINOVA capital lease (copy of which has been provided to the Purchaser).

      3. BSB mortgage (copy of which has been provided to the Purchaser).

                                Schedule 5.13

                             Employment Practices



None.

                                Schedule 5.14

                            Intellectual Property

Licenses

      1. License Agreement, dated September 1, 1996, by and between Northwestern University and Semiconductor Laser International Corporation (Patent Numbers 5,384,151 and 5,389,396).

      2. License Agreement, dated November 1, 1996, by and between Northwestern University and Semiconductor Laser International Corporation (Patent Filing Serial Number 08/543,779).

      3. License Agreement, dated June 3, 1994, by and between the Government of the United States of America as represented by the Department of the Air Force and Semiconductor Laser International Corporation, under U.S. Patent Applications S/N 08/113,375 (issued) and 08/113,374.

Patents

      1. List of U.S. patent applications which has been provided to the Purchaser. No Notices of Appeal and Petition for Revival have been filed in the appropriate circumstances. Note that if renewal payment is not made by February 4, 1999, U.S. Patent Application No. 08/681,901 will lapse.

Claims

      1. Reference is made to the e-mail message relating to the Status of License Agreements sent by Dr. Geoffrey T. Burnham to the Purchaser on January 7, 1999.

                                Schedule 5.15

                        Defaults on Material Contracts



      1. See list of late payments on accounts payable list (a copy of which has been provided to the Purchaser).

      2. See Schedule 5.21.

                                Schedule 5.16

                                    Taxes


      1. Local School taxes for the 1998-1999 school year were paid late; penalty fee paid.

      2. With respect to all clauses of Section 5.16 of the Agreement, other than those covered by paragraph (1) of this Schedule 5.16: None.

                                Schedule 5.17

                             Compliance with Laws



None.

                                Schedule 5.18

                         Transactions with Affiliates

      1. Employment Agreement, dated October 1, 1995, between Semiconductor Laser International Corporation and Geoffrey T. Burnham.

      2. Employment Agreement, dated October 1, 1995, between Semiconductor Laser International Corporation and Susan Burnham.

      3. Members of the Board of Directors are entitled to a one time payment of $2,000 upon joining the Board. Subsequently, Board members are entitled to receive 2,500 options per year under the 1995 Plan and $1,000 for every Board meeting attended in person.

                                Schedule 5.20

                                  Insurance

      1. Company is late in payment of its insurance premiums, as noted on the Accounts Payable list referred to in Schedule 5.15. Additionally, the Company owes approximately $6,000 in insurance premiums to Blue Cross/Blue Shield for the month of January 1999.

      2. Dr. Geoffrey T. Burnham has submitted a claim with Great Northern Insurance Company for certain property, valued at approximately $20,000 in the aggregate, that was stolen from Dr. Burnham's company car. The insurance company has acknowledged coverage of approximately $15,000 of such property, and has requested that Dr. Burnham seek the remaining $5,000 from his personal insurance coverage. The insurance company has not yet paid such $15,000 portion of the claim.

                                Schedule 5.21

                           Customers and Suppliers


      1. The Company is currently engaged in a dispute with one of its key customers, Rocky Mountain Instruments("RMI"). RMI disputes the amounts owed to the Company regarding certain orders, has made claims regarding defects in certain of the units delivered and is currently late in making payments on such orders. The Company believes that RMI owes approximately $468,571 (including a late charge) to the Company. RMI accounted for approximately 38.9 % of the Company's net sales for fiscal 1998 to date. Of the initial purchase order for 500 units, only 97 have been delivered to date and RMI has indicated that it does not want the remaining units. While the Company believes that RMI is obligated to accept such units and intends to enforce its rights, it has reduced its backlog by approximately $1.5 million. RMI has ceased making purchases from the Company.

      2. Most suppliers have either stopped delivery or conditioned delivery on payment of past due bills or COD.

                                Schedule 5.22

                             Registration Rights


      1. Davis & Gilbert has unlimited piggy-back registration rights on the 110,280 shares issued to Davis & Gilbert in consideration of legal services.

      2. The Company agreed to file a Registration Statement within 45 days of the receipt of a request from the purchasers of common stock in the December 1997 and June 1998 private placements and to use its best efforts to have them be declared effective by the SEC. All shares of common stock issued in the aforementioned private placements have been registered.

      3. Common stock issuable upon conversion of the MDC warrants have unlimited piggy-back registration rights. All of the shares of common stock underlying the MDC warrants have been registered.

                                Schedule 5.23

                             Distribution Rights

      1. See list that has been provided to the Purchaser.

                                                                       EXHIBIT A


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                       AND RIGHTS OF SERIES B CONVERTIBLE
                                 PREFERRED STOCK
                                       OF
                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION

      SEMICONDUCTOR LASER INTERNATIONAL CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

            Pursuant to authority conferred upon the Board of Directors (the "Board") by the Certificate of Incorporation of the Corporation, as amended to date (the "Certificate of Incorporation") and pursuant to the provisions of
Section 151 of the Delaware General Corporation Law, the Board, at a meeting held on February 2, 1999, adopted the following resolution providing for the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions of the Series B Convertible Preferred Stock.

            WHEREAS, the Certificate of Incorporation provides for two classes of shares known as common stock, $.01 par value per share (the "Common Stock"), and preferred stock, $.01 par value per share (the "Preferred Stock"); and

            WHEREAS, the Board is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in any such series and to fix the voting powers, designations, preferences and rights of the shares of any such series and the qualifications, limitations and restrictions thereof.

            NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series B Convertible Preferred Stock and fixes and determines the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions relating to the Series B Convertible Preferred Stock as follows:

      1. Designation. The shares of such series of Preferred Stock individually and in the aggregate shall be designated "Series B Convertible Preferred Stock" (referred to herein as the "Series B Stock").

      2. Authorized Number. The number of shares constituting the Series B Stock shall be one million (1,000,000). The number of authorized shares of Series B Stock may be reduced by further resolution of the Board of Directors of the Company and by the filing of a certificate pursuant to the provisions of the
Section 151(g) of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized (but not below the number of shares of Series B Stock then outstanding) but the number of authorized shares of Series B Stock shall not be increased.

      3. Ranking. The Series B Stock shall rank as to dividends pari passu with the Common Stock of the Corporation. The Series B Stock shall rank as to liquidation, dissolution or winding up, senior and prior to the Common Stock of the Corporation and to all other classes or series of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holders of shares of Series B Stock pursuant to Section 8(b) hereof. (All equity securities of the Corporation with respect to which the Series B Stock ranks senior and prior with respect to liquidation, dissolution and winding up, including the Common Stock, are collectively referred to herein as "Junior Securities" and all equity securities of the Corporation with which the Series B Stock ranks on a parity, with respect to dividends, are collectively referred to herein as "Parity Securities.")

      4. Dividends. The holders of shares of Series B Stock shall be entitled to share, equally and ratably in any dividends declared by the Board on the Common Stock, whether payable in cash, shares of Common Stock (or fractions thereof) or property. The pro rata entitlement to such dividends of each share of Series B Stock shall be computed on the basis of the conversion rate then in effect (as defined in Section 6 hereof).

      5. Liquidation.

                  (a) Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series B Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment is made upon any Junior Securities, to be paid an amount equal to (i) $1.00 per share of Series B Stock, representing the liquidation preference per share of the Series B Stock (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series B Stock) (the "Liquidation Payments"). If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series B Stock and the Parity Securities shall be insufficient to permit payment in full to both the holders of Series B Stock of the Liquidation Payments and to the holders of the Parity Securities any applicable liquidation payments, then the entire assets of the

Corporation shall be distributed ratably among such holders in proportion to the full respective distributive amounts to which they are entitled.

            (b) Remaining Assets. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the holders of Series B Stock shall have been paid in full the Liquidation Payments, the remaining assets of the Corporation shall be distributed ratably per share to the holders of the Series B Stock and the other Parity Securities. The pro rata entitlement of each share of Series B Stock in any such distribution shall be computed on the basis of the conversion rate then in effect.

            (c) Notice of Liquidation. Written notice of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to each holder of record of Series B Stock at his post office address as shown by the records of the Corporation.

            (d) Fractional Shares. The Liquidation Payments with respect to each outstanding fractional share of Series B Stock shall be equal to a ratably proportionate amount of the Liquidation Payments with respect to each outstanding share of Series B Stock.

            (e) Certain Actions not Liquidation. Neither the sale, lease or exchange (for cash, stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the merger or consolidation of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation with or into the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph 5.

      6. Conversion.

            The holders of the Series B Stock shall have the following conversion rights:

            (a) Conversion. Each share of Series B Stock shall be convertible at any time, at the option of the holder of record thereof, into fully paid and nonassessable shares of Common Stock at the "conversion rate" (as defined in paragraph (b) below) then in effect upon surrender to the Corporation or its transfer agent of the certificate or certificates representing the Series B Stock to be converted, as provided below, or if the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith.

            (b) Basis For Conversion; Converted Shares. The basis for any conversion under this Section 6 shall be the "conversion rate" in effect at the time of conversion, which for the purposes hereof shall mean the number of shares of Common Stock issuable for each share of Series

B Stock surrendered for conversion under this Section 6. Initially, the conversion rate shall be 5.0, i.e., 5.0 shares of Common Stock for each share of Series B Stock being converted. Such conversion rate shall be subject to adjustment as provided in Section 7 below. If any fractional interest in a share of Common Stock would be deliverable upon conversion of Series B Stock, then such fractional share shall be disregarded if less than one half a share, or if more than one-half a share, the number of shares issuable upon conversion shall be rounded out to the next full share. Any shares of Series B Stock which have been converted shall be canceled and the certificates representing shares of Series B Stock so converted shall represent the right to receive such number of shares of Common Stock into which such shares of Series B Stock are convertible. The Board of Directors of the Corporation shall at all times reserve a sufficient number of authorized but unissued shares of Common Stock to be issued in satisfaction of the conversion rights and privileges aforesaid.

            (c) Mechanics of Conversion. In the case of a conversion, before any holder of Series B Stock shall be entitled to convert the same into shares of Common Stock, it shall surrender the certificate or certificates for such shares of Series B Stock, duly endorsed, at the office of the Corporation or its transfer agent for the Series B Stock, and shall give written notice to the Corporation of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. A certificate or certificates will be issued for the remaining shares of Series B Stock in any case in which fewer than all of the shares of Series B Stock represented by a certificate are converted.

            (d) Issue Taxes. The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of shares of Common Stock on conversion. If a holder of shares surrendered for conversion specifies that the shares of Common Stock to be issued on conversion are to be issued in a name or names other than the name or names in which such surrendered shares stand, the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series B Stock at the time of surrender of the shares involved, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered, despite the instructions to the contrary.

            (e) Rights of Holders of Shares. Each conversion of shares of Series B Stock shall be deemed to have been made as of the close of business on the applicable conversion date so that the rights of the holder of shares of such Series B Stock shall, to the extent of such conversion, cease at such time and the person or persons entitled to receive shares of the Common Stock upon conversion of the shares of Series B Stock shall be treated for all purposes as having become the record holder or holders of the Common Stock at such time.

      7. Adjustment of Conversion Price and Conversion Rate. The number and kind of securities issuable upon the conversion of the Series B Stock, the conversion price and the conversion rate shall be subject to adjustment from time to time in accordance with the following provisions:

            (a) Distributions Combinations and Subdivisions of Capital Stock. If at any time the outstanding shares of Common Stock of the Corporation shall be subdivided into a greater or combined into a lesser number of shares (whether with the same or a different par value or without par value), including, without limitation, through a reverse stock split, the conversion rate shall be proportionately increased or decreased.

            (b) Distributions in Respect of Capital Stock. If the Corporation shall distribute by way of dividend or otherwise upon its shares of Common Stock any cash, securities or property (excluding cash dividends paid out of earnings or surplus), then upon conversion of shares of Series B Stock occurring after such distribution date, the holder of the Series B Stock will be entitled to receive the number of shares of the Common Stock of the Corporation then deliverable pursuant to the terms hereof, and, in addition, the cash, securities or property which such holder would have received by way of such dividends or other distributions if such holder had been the record holder of the number of shares of such Common Stock, which would have been deliverable upon the exercise of such holder's conversion right if such conversion had been effected immediately prior to the record date for such distribution of cash, securities or property.

            (c) Recapitalization, Reclassification and Succession. If any recapitalization of the Corporation or reclassification of shares of Common Stock of the Corporation or any merger or consolidation of the Corporation into or with a corporation or other business entity shall be effected, then the holder of the Series B Stock shall thereafter have the right to receive the kind and number of shares of stock or other securities or other property of the Corporation which the holder of Series B Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of his Series B Stock immediately prior to such recapitalization, reclassification, merger or consolidation.

            (d) Fractional Shares. In the event that the application of the provisions of this Section 7 would result in the issuance of a fraction of a share of Common Stock of the Corporation, or a number of full shares plus a fraction of a share of such Common Stock, then such fractional share shall be disregarded if less than one-half a share, or, if more than one-half of a share, the number of shares issuable upon such exchange shall be rounded out to the next full share.

            (e) Issuance of Additional Shares of Capital Stock. If the Corporation shall issue any additional shares of Common Stock or Common Stock equivalents (other than as provided in the foregoing subsections (a) through (d) of this Section) for no consideration or for a consideration per share less than Fair Market Value (as defined below) (or, in the care of a Common Stock equivalent, if the exercise price or conversion price shall be less than Fair Market Value) in effect on the date of and immediately prior to the issue of such additional shares of Common Stock or

Common Stock equivalents, then and in such event, the Corporation shall cause notice of such issuance to be mailed to each holder of shares of Series B Stock at its then registered address by first-class mail, postage prepaid, and an equitable adjustment as determined by the Board in good faith shall be made to the conversion rate as soon as practicable and retroactive to such issue date in order to prevent dilution resulting from such below market issuance of the relative equity interest in the Corporation represented by shares of Series B Stock then outstanding compared to the total capital stock of the Corporation (including the Series B Stock) outstanding immediately prior to such issuance; provided, however, that this provision shall not apply to (i) the issue of up to 500,000 Warrants, convertible into 500,000 shares of Common Stock in connection with the Corporation's contemplated amendment to its $1,000,000 secured line of credit (the "Line of Credit") maintained by BSB Bank & Trust Company ("BSB");
(ii) the issuance of shares upon exercise or conversion of a Common Stock equivalent, as long as the exercise price or conversion price on the date of issuance of such Common Stock equivalent was in excess of Fair Market Value, and
(iii) the issuance of Common Stock to a person that is not an Affiliate of the Corporation in a private placement at a discount to market not to exceed twenty five percent (25%) to reflect an illiquidity discount.

            The term "Fair Market Value" means the higher of (a) the Market Price on the date of issuance of Common Stock or Common Stock equivalent or (b) the average closing sales price per share of Common Stock for the ten (10) trading days immediately preceding the date of issuance of Common Stock or Common Stock equivalents; provided, however, that, in the case of the issuance of shares of Common Stock or Common Stock equivalents for consideration other than cash, the Board shall determine in good faith the value of such shares of Common Stock or Common Stock equivalents.

            The term "Market Price" means, with respect to the shares of Common Stock issuable upon conversion of the Series B Stock, (a) if the shares are listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the last reported sales price as reported on such exchange or market; (b) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the average of the last reported closing bid and asked quotation for the shares as reported on NASDAQ or a similar service if NASDAQ is not reporting such information; (c) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market or quoted by NASDAQ or a similar service, the average of the last reported bid and asked quotation for the shares as quoted by a market maker in the shares (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and the average of the lowest bid and highest asked quotation). In the absence of any available public quotations for the Common Stock, the Board of Directors of the Company shall determine in good faith the fair value of the Common Stock, which determination shall be set forth in a certificate by the Secretary of the Company.

            The term "Affiliate" means any Person (i) which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, another Person, (ii) which beneficially owns or holds 20% or more of any class of the outstanding Voting

Stock of such other Person or (iii) which is a relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

            The term "Person" means any individual, entity or group, including, without limitation, any corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

            The term "Voting Stock" means any class or classes of capital stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote for the election of directors, managers or trustees of any Person (irrespective of whether or not at the time capital stock of any class or classes will have, or might have, voting power by the reason of the happening of any contingency).

            (f) Corporation to Prevent Dilution. If any event or condition occurs as to which other provisions of this Section 7 are not strictly applicable or if strictly applied would not fairly protect the exercise of conversion rights hereunder in accordance with the essential intent and principles of such provisions, or which might materially and adversely affect the conversion rights of the holder of Series B Stock under any provisions hereof, then the Board of Directors shall in good faith make an adjustment in the application and interpretation of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, and any adjustment necessary with respect to the conversion rate or the nature or kind of securities issuable upon conversion hereunder so as to preserve without dilution the rights of such holder; provided, however, that in no event shall any such adjustment (other than a reverse stock split or the like) have the effect of decreasing the conversion rate as otherwise determined pursuant to this Certificate.

            (g) Valid Issuance. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein shall, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, free from preemptive rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

            (h) Other Provisions Applicable to Adjustment Under this Section. The following provisions shall be applicable to the adjustments in Conversion Price as provided in this Section 7:

                  (i) Treasury Shares. The number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation.

                  (ii) Minimum Adjustment. No adjustment of the conversion rate shall be made if the amount of any such adjustment would be an amount less than five percent (5%) of the conversion rate then in effect, but any such amount shall be carried forward and an adjustment in respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of five percent (5%) or more.

      8. Voting Rights.

            (a) General. Holders of Series B Stock shall be entitled to notice of all meetings of the Corporation's stockholders but shall not be entitled to vote except in respect of such matters as to which they are entitled to vote as a class under the Delaware General Corporation Law.

            (b) Amendment. The Corporation shall not, without the approval by vote or written consent of the holders of not less than a majority of the then outstanding shares of Series B Stock, voting as a separate class, amend, alter or repeal any of the provisions of the Certificate of Incorporation or the Certificate of Designation creating this Series B Stock which would alter or change the powers, preferences or special rights of the shares of Series B Stock so as to affect them adversely, including, but not limited to, increasing or decreasing the par value of the Series B Stock.

      9. No Reissuance of Series B Stock. No share or shares of Series B Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares of Series B Stock shall be canceled, retired and eliminated from the shares of Series B Stock which the Corporation shall be authorized to issue. Upon the filing of a certificate with the Secretary of State of the State of Delaware as contemplated by paragraph 2 hereof, any such shares of Series B Stock acquired by the Corporation shall have the status of authorized and unissued shares of Preferred Stock issuable in undesignated Series and may be redesignated and reissued in any series other than as Series B Stock.

      10. Exclusion of Other Rights. Except as may otherwise be required by law, shares of Series B Stock shall not have any voting powers, designations, preferences and rights, other than those specifically set forth herein (as may be amended from time to time) and in the Certificate of Incorporation.

      11. Registered Holders. A holder of Series B Stock registered on the Corporation's stock transfer books as the owner of shares of Series B Stock shall be treated as the owner of such shares for all purposes. All notices and all payments required to be mailed to a holder of shares of Series B Stock shall be mailed to such holder's registered address on the Corporation's stock transfer books, and all dividend and redemption payments to a holder of shares of Series B Stock made hereunder shall be deemed to be paid in compliance hereof on the date such payments are deposited into the mail addressed to such holder at his registered address on the Corporation's stock transfer books.

      12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

      13. Severability of Provisions. If any right, preference or limitation of the Series B Stock set forth herein (as may be amended) from time to time is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such right, preference or limitation (including, without limitation, the dividend rate) shall be enforced to the maximum extent permitted by law and all other rights, preferences and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate this __ day of _____________, 1999.



                                    SEMICONDUCTOR LASER INTERNATIONAL
                                    CORPORATION

                                    By: __________________________
                                        Geoffrey T. Burnham
                                        President & Chief Executive Officer

                                                                       EXHIBIT B

                          REGISTRATION RIGHTS AGREEMENT

                                     BETWEEN

                                 BMP MOBILITY AG
                                 VENTURE CAPITAL

                                       AND

                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION



                          Dated as of February 5, 1999

                                TABLE OF CONTENTS

                                                                               Page No.
                                                                               --------
ARTICLE 1.
      DEFINITIONS...........................................................      1
      SECTION 1.1.Definitions...............................................      1

ARTICLE 2.
      REGISTRATION RIGHTS...................................................      4
      SECTION 2.1.Demand Registration.......................................      4
      SECTION 2.2.Piggy-Back Registration...................................      5
      SECTION 2.3.Reduction of Offering.....................................      6

ARTICLE 3.
      REGISTRATION PROCEDURES...............................................      7
      SECTION 3.1.Filings; Information......................................      7
      SECTION 3.2.Registration Expenses.....................................     11

ARTICLE 4.
      INDEMNIFICATION AND CONTRIBUTION......................................     12
      SECTION 4.1.Indemnification by the Company............................     12
      SECTION 4.2.Indemnification by Selling Holders........................     13
      SECTION 4.3.Conduct of Indemnification Proceedings....................     13
      SECTION 4.4.Contribution..............................................     14

ARTICLE 5.
      MISCELLANEOUS.........................................................     15
      SECTION 5.1.Participation in Underwritten Registrations...............     15
      SECTION 5.2.Rule 144 and 144A; Regulation S...........................     15
      SECTION 5.3.Amendment and Modification................................     15
      SECTION 5.4.Successors and Assigns; Third Party Beneficiaries.........     16
      SECTION 5.5.Entire Agreement..........................................     16
      SECTION 5.6.Headings..................................................     16
      SECTION 5.7.Notices...................................................     16
      SECTION 5.8.Governing Law; Forum; Process.............................     17
      SECTION 5.9.Consent to Jurisdiction, Waiver of Immunities.............     17
      SECTION 5.10.Recapitalization, etc....................................     17
      SECTION 5.11.Counterparts.............................................     17
      SECTION 5.12.Severability.............................................     18
      SECTION 5.13.No Prejudice.............................................     18
      SECTION 5.14.Words in Singular and Plural Form........................     18

                         REGISTRATION RIGHTS AGREEMENT


            REGISTRATION RIGHTS AGREEMENT, dated as of February 5, 1999 (this "Agreement"), between Semiconductor Laser International Corporation, a Delaware corporation (the "Company") and bmp Mobility AG Venture Capital, a German stock corporation ("Purchaser").

            WHEREAS, the Company and the Purchaser have entered into a Securities Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), pursuant to which the Purchaser will acquire an aggregate of two million (2,000,000) shares of the Company's common stock (the "Common Stock"), par value $.01 per share, for an aggregate purchase price of seven-hundred-fifty thousand dollars ($750,000), and an aggregate of not less than six hundred fifty thousand (650,000) and not more than one million (1,000,000) shares of the Company's Series B Convertible Preferred Stock, $.01 par value per share (the "Series B Preferred Stock), for an aggregate purchase price of up to two million dollars ($2,000,000); and

            WHEREAS, it is a condition precedent to the purchase of the Common Stock and the Series B Preferred Stock under the Purchase Agreement that the Company provide certain registration rights to the Purchaser with respect to the shares of Common Stock purchased pursuant to the terms of the Purchase Agreement and issuable upon conversion of the Series B Preferred Stock.

            NOW, THEREFORE, in consideration on the foregoing premises and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                  ARTICLE 1.
                                  DEFINITIONS

            SECTION 1.1.Definitions. The following terms shall have the meanings ascribed to them below:

            "Agreement" means this Agreement, as amended, modified or supplemented from time to time, in accordance with the terms hereof, together with any exhibits, schedules or other attachments thereto.

            "Business Day" means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York and Berlin, Germany are authorized or obligated by law, executive order or government decree to be closed.

            "Commission" means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

            "Common Stock" has the meaning ascribed thereto in the introduction hereof.

            "Company" has the meaning ascribed thereto in the introduction hereof.

            "Controlling Person" has the meaning ascribed thereto in Section
4.1.

            "Damages" has the meaning ascribed thereto in Section 4.1.

            "Demand Registration" has the meaning ascribed thereto in Section
2.1.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

            "Holder" means any Person who now holds or shall hereafter acquire and hold Registrable Securities.

            "Indemnified Party" means an Indemnified Party as defined in Section 4.3.

            "Indemnifying Party" means an Indemnifying Party as defined in
Section 4.3.

            "Person" means any individual, entity or group, including without limitation, any corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

            "Piggy-Back Registration" has the meaning ascribed thereto in
Section 2.2.

            "Prospectus" means the prospectus included in any Registration Statement (including without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the securities covered by such Registration Statement, and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

            "Purchase Agreement" has the meaning ascribed thereto in the introduction hereof.

            "Purchaser" has the meaning ascribed thereto in the introduction hereof.

            "Registrable Securities" means (i) the shares of Common Stock issued pursuant to the terms of the Purchase Agreement, (ii) the shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock issued pursuant to the terms of the Purchase Agreement, and (iii) any other shares of Common Stock acquired as a result of stock splits, stock dividends, reclassifications, recapitalizations, or similar events relating to the shares described in clauses (i) and (ii) above, in each case until such time as (x) a Registration Statement covering such shares of Common Stock has been declared effective by the Commission and such shares of Common Stock have been disposed of pursuant to such effective Registration Statement, or (y) such shares of Common Stock would be eligible for sale pursuant to Rule 144 under the Securities Act (or any similar provisions then in force), without regard to the volume limitations set forth in Rule 144(e), or (z) such shares of Common Stock have been otherwise transferred and the Company has delivered a new certificate or other evidence of ownership for such Common Stock not bearing a restrictive legend and not subject to any stop transfer or similar restrictive order and all of such Common Stock may be resold by the Person receiving such certificate without complying with the registration requirements of the Securities Act.

            "Registration Statement" means any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference in such registration statement.

            "Request" has the meaning ascribed thereto in Section 2.1(a).

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

            "Selling Holder" means a Holder who is selling Registrable Securities pursuant to a Registration Statement under the Securities Act.

            "Selling Holders' Counsel" means the counsel selected to represent the Selling Holders as set forth in Section 3.1(c).

            "Series B Preferred Stock" has the meaning ascribed thereto in the Purchase Agreement.

            "Underwriter" means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer's market-making activities.

                                   ARTICLE 2.
                               REGISTRATION RIGHTS

            SECTION 2.1.Demand Registration.

            (a) Request for Registration. Subject to the limitations contained in this Section 2.1(a), at any time after the date hereof any Holder or Holders of an aggregate of Registrable Securities representing 25% or more of all the Registrable Securities may make written requests (individually, a "Request") to the Company for the registration of the offer and sale of some or all of the Holders' Registrable Securities under the Securities Act (such registration being hereinafter referred to as a "Demand Registration"). Subject to the penultimate sentence of Section 2.1(b), the Company shall have no obligation to effect more than two (2) Demand Registrations, including, for such purposes only, any Piggy-Back Registration offered to the Holders under Section 2.2, unless the Company is unable to include all shares requested to be included in any such registration. Any Request will specify the number of Registrable Securities proposed to be sold and the intended method(s) of disposition thereof and shall also state the firm intent of the Holder to offer Registrable Securities for sale. The Company shall give written notice of such Request within 10 days after the receipt thereof to all other Holders. Within 20 days after receipt of such notice by any such Holder, such Holder may request in writing that all or any portion of its Registrable Securities be included in such Registration Statement and the Company shall include in the Registration Statement for such Demand Registration the Registrable Securities of all Holders that requested to be so included. Each such request by such other Holders shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of disposition thereof and shall also state the firm intent of the Holder to offer Registrable Securities for sale. Notwithstanding the foregoing, the Company shall not be requested to effect a Demand Registration
(i) unless the Request has been made at least 90 days since the last Registration Statement (other than a shelf registration under Rule 415 of the Securities Act or a Registration Statement on Form S-8) was filed by the Company and (ii) with respect to shares of Common Stock issuable upon conversion of such Series B Preferred Stock that are held by the Purchaser at the time of such Demand Registration, unless the Purchaser provides the Company with a written statement of its firm intent to sell its Series B Preferred Stock within 90 days of such Demand Registration.

            (b) Effective Registration. A registration will not be deemed to have been effected as a Demand Registration unless the Registration Statement relating thereto has been declared effective by the Commission and the Company has complied in all material respects with its obligations under this Agreement with respect thereto; provided that if, after the Registration Statement has become effective, the offering and/or sale of Registrable Securities pursuant to such Registration Statement is or becomes the subject of any stop order, injunction or other order or requirement of the Commission or any other governmental or administrative agency, or if any court or other governmental or quasi-governmental agency prevents or otherwise limits the offer and/or sale of the Registrable Securities pursuant to the Registration

Statement, other than in each case primarily as a result of acts or omissions of the Holder or any agent thereof, such registration will be deemed not to have been effected. If (i) a registration requested pursuant to this Section 2.1 is deemed not to have been effected or (ii) the Registration Statement relating to a Demand Registration requested pursuant to this Section 2.1 does not remain effective for a period of at least 180 consecutive days beyond the effective date thereof or, with respect to an underwritten offering of Registrable Securities, until 45 days after the commencement of the distribution by the Holders of the Registrable Securities included in such Registration Statement, then the Company shall continue to be obligated to use its best efforts to effect such Registration pursuant to this Section 2.1. The Holders shall be permitted to withdraw all or any part of the Registrable Securities from a Registration Statement at any time prior to the effective date of such Demand Registration Statement.

            (c) Selection of Underwriter. If a requested registration pursuant to this Section 2.1 involves an underwritten offering, the managing Underwriter(s) thereof shall be selected by the Selling Holders and shall be reasonably acceptable to the Company unless the Company has theretofore sold shares of Common Stock in an underwritten offering, in which case the managing Underwriter(s) of a requested registration pursuant to this Section 2.1 shall be selected by the Company and shall be reasonably acceptable to the Selling Holders.

            (d) Deferral of Registration. Notwithstanding any other provision of this Section 2, the Company shall not be obligated to effect the filing of a Registration Statement pursuant to Section 2(a) hereof (i) during any period when there exists an effective Registration Statement covering the Registrable Securities, or (ii) for a period not to exceed 120 days, if the Company shall furnish to the Holders requesting a Registration Statement under Section 2(a) hereof a certificate, signed by the Company, stating that in the good faith judgment of the Board of Directors of the Company it would be detrimental to the best interests of the Company and its stockholders generally for such Registration Statement to be filed at that time and the reasons therefore; provided that in such event, the Holders initiating the request for registration will be entitled to withdraw such request and such request will not be deemed as having been made by the Holders for purposes of Section 2.1(a) of this Agreement.

            SECTION 2.2.Piggy-Back Registration. If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an offering by the Company for its own account or for the account of any of its respective security holders (other than (x) a Registration Statement on Form S-4 or Form S-8 (or any substitute form that may be adopted by the Commission) or on any other form inappropriate for an underwritten public offering or related solely to securities to be issued in a merger, acquisition of the stock or assets of another entity or in a similar transaction, or (y) a Registration Statement pursuant to a Demand Registration in accordance with Section 2.1 hereof), then the Company shall give written notice of such proposed filing to the Holders as soon as practicable (but in no event less than 30 days before the anticipated filing date), and such notice shall offer such Holders the opportunity to register such number of Registrable Securities as each such Holder may request

(which request shall specify the number of shares and the type of Registrable Securities intended to be disposed of by such Holder and shall also state the firm intent of the Holder to offer Registrable Securities for sale) (a "Piggy-Back Registration"). The Company shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company or any other security holder included therein and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof. Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Registration Statement pursuant to this Section 2.2 by giving written notice to the Company of its request to withdraw. The Company may withdraw a Piggy-Back Registration at any time prior to the time it becomes effective and such withdrawn Piggy-Back Registration shall not be counted for purposes of Section 2.1(a) of this Agreement.

            SECTION 2.3. Reduction of Offering.

            (a) Demand Registration. The Company may include in a Demand Registration pursuant to Section 2.1 hereof securities of the same class as the Registrable Securities for the account of the Company and any other Persons who hold securities of the same class as the Registrable Securities on the same terms and conditions as the Registrable Securities to be included therein; provided, however, that (i) if the managing Underwriter or Underwriters of any underwritten offering described in Section 2.1 hereof have informed the Company in writing that it is their opinion that the total number of Registrable Securities, and securities of the same class as the Registrable Securities which Holders, the Company and any other Persons desiring to participate in such registration intend to include in such offering is such as to materially and adversely affect the success of such offering, then the number of shares to be offered for the account of the Company and for the account of all such other Persons (other than the Holders) participating in such registration shall be reduced or limited pro rata in proportion to the respective number of shares requested to be registered to the extent necessary to reduce the total number of shares requested to be included in such offering to the number of shares, if any, recommended by such managing Underwriter or Underwriters, and (ii) if the offering is not underwritten, no other Person, including the Company, shall be permitted to offer securities under any such Demand Registration unless the Selling Holders owning a majority-in-interest of Common Stock to be sold consent to the inclusion of such shares therein.

            (b) Piggy-Back Registration. (i) Notwithstanding anything contained herein, if the managing Underwriter or Underwriters of any underwritten offering described in Section 2.2 have informed, in writing, the Holders requesting inclusion in such offering that it is their opinion that the total number of shares which the Company, Holders and any other Persons holding securities of the same class as the Registrable Securities desiring to participate in such registration intend to include in such offering is such as to materially and adversely affect the success of such offering, then, the Company will include in such registration (A) first, all the shares the Company offered for its own account, if any, (B) then, if additional shares may be included in such registration without materially and adversely affecting the success of such offering, the shares offered by the holders of securities as a result of their exercise of "demand" registration rights by such holders, if any, and (C) then, if additional shares may be included in such registration without materially and adversely affecting the success of such offering, the number of shares offered by the Holders and such other holders of securities of the same class as the Registrable Securities whose piggy-back registration rights may not be reduced without violating their contractual rights (provided such contractual rights were in existence prior to the date of this Agreement), on a pro rata basis in proportion to the relative number of Registrable Securities of the holders (including the Holders) participating in such registration.

                  (ii) If the managing Underwriter or Underwriters of any underwritten offering described in Section 2.2 notify the Holders requesting inclusion in such offering that the kind of securities that the Holders, the Company and any other Persons desiring to participate in such registration intend to include in such offering is such as to materially and adversely affect the success of such offering, (A) the Registrable Securities to be included in such offering shall be reduced as described in clause (i) above or (B) if such reduction would, in the judgment of the managing Underwriter or Underwriters, be insufficient to substantially eliminate the material adverse effect that inclusion of the Registrable Securities requested to be included would have on such offering, such Registrable Securities will be entirely excluded from such offering.

            (c) If, as a result of the proration provisions of this Section 2.3, any Holder shall not be entitled to include all Registrable Securities in a Demand Registration or Piggy-Back Registration that such Holder has requested to be included, such Holder may elect to withdraw his request to include Registrable Securities in such registration without prejudice and without having the Registration Statement treated as a Piggy-Back Registration for purposes of
Section 2.1(d).

            (d) Holdback Agreements. If any registration of Registrable Securities shall be in connection with an underwritten public offering, each Holder agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Securities, and not to effect any such public sale or distribution of any other equity security of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering) during the five (5) days prior to, and during the one hundred eighty (180) day period beginning on, the effective date of such Registration Statement (except as part of such registration).

                                  ARTICLE 3.
                            REGISTRATION PROCEDURES

            SECTION 3.1. Filings; Information. Whenever the Company is required to effect or cause the registration of the offer and sale of Registrable Securities pursuant to Section 2.1 or 2.2 hereof, the Company will use its best efforts to effect the registration of the offer and the sale of such Registrable Securities in accordance with the intended method(s) of disposition thereof as quickly as practicable, and in connection with any such request:

            (a) The Company will prepare and file with the Commission a Registration Statement with respect to the offer and sale of such securities and use its best efforts to cause such Registration Statement to become and remain effective until the completion of the distribution contemplated thereby; provided, however, the Company shall not be required to keep such Registration Statement effective for more than 180 days (or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold, but not prior to the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable); provided, further, that with respect to a Demand Registration, the Company shall file with the Commission a Registration Statement as soon as is practicable after the date of the Request and in any event no later than 60 days after the date of the Request for the Demand Registration and shall cause such Registration Statement to be declared effective as soon as is practicable after the date of filing and in any event no later than 120 days after the date of such Request.

            (b) The Company will prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement as may be necessary to keep such Registration Statement effective for as long as such registration is required to remain effective pursuant to the terms hereof; cause the Prospectus to be supplemented by any required Prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Selling Holders set forth in such Registration Statement or supplement to the Prospectus.

            (c) The Company, at least fifteen (15) Business Days prior to filing a Registration Statement or at least ten (10) Business Days prior to filing a Prospectus or any amendment or supplement to such Registration Statement or Prospectus, will furnish to (i) each Selling Holder, (ii) not more than one counsel representing all Selling Holders ("Selling Holders Counsel"), to be selected by a majority-in-interest of such Selling Holders, and (iii) each Underwriter, if any, of the Registrable Securities covered by such Registration Statement copies of such Registration Statement as proposed to be filed, together with exhibits thereto (whether or not incorporated by reference in such Registration Statement), which documents will be subject to review and approval by each of the foregoing within ten (10) Business Days after delivery (except that such review and approval of any Prospectus or any amendment or supplement to such Registration Statement or Prospectus must be within five (5) Business Days after delivery), and thereafter, furnish to such Selling Holders, Selling Holders' Counsel and Underwriters, if any, at the Company's expense, such number of conformed copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus) and such other documents or information as such Selling Holders, Selling Holders' Counsel or Underwriters may reasonably request in order to facilitate the disposition of the Registrable Securities (it being understood that the Company consents to the use of the Prospectus and any amendment or supplement thereto by each Selling Holder and the Underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto).

            (d) The Company will use its best efforts to prevent the entry of such stop order or to remove it at the earliest possible moment if entered.

            (e) On or prior to the date on which the Registration Statement is declared effective, use its best efforts to register or qualify such Registrable Securities under such other securities or "blue sky" laws of such jurisdictions as any Selling Holder, Selling Holders Counsel or Underwriter reasonably requests and do any and all other acts and things which may be necessary or advisable to enable such Selling Holder to consummate the disposition in such jurisdictions of such Registrable Securities owned by such Selling Holder; use its best efforts to keep each such registration or qualification (or exemption therefrom) effective during the period which the Registration Statement is required to be kept effective; and use its best efforts to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the applicable Registration Statement; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

            (f) The Company will notify each Selling Holder, Selling Holders' Counsel and any Underwriter and (if requested by any such Person) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective,
(ii) of the issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or the initiation or threatening of any proceedings for that purpose, (iii) of the issuance by any state securities commission or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or "blue sky" laws or the initiation of any proceedings for that purpose, and (iv) of the happening of any event which makes any statement made in a Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated by reference therein untrue in a material respect or which requires the making of any changes in such Registration Statement, Prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements in the Registration Statement and Prospectus not misleading in light of the circumstances in which they were made; and, as promptly as practicable thereafter, prepare and file with the Commission and furnish a supplement or amendment to such Prospectus so that, as thereafter deliverable to the buyers of such Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such amendment to be subject to the Holders' review under Section 3.1(c).

            (g) The Company will use its best efforts to make generally available an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than 90 days after the end of the 12-month period beginning with the first day of the Company's first fiscal quarter commencing after the effective date of a Registration Statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-QSB, 10- KSB and 8-KSB under the Exchange Act and otherwise complies with Rule 158 under the Securities Act.

            (h) The Company will enter into customary agreements reasonably satisfactory to the Company (including, if applicable, an underwriting agreement in customary form and which is reasonably satisfactory to the Company) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

            (i) The Company, during the period when the Prospectus is required to be delivered under the Securities Act, will use all reasonable efforts to file all documents required to be filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

            (j) The Company will use its best efforts to cause all such Registrable Securities to be listed on each securities exchange or quoted on any automated quotation system on which similar securities of the Company are then listed or quoted and enter into customary agreements, including a listing application in customary form; provided that the applicable listing requirements are satisfied, and to provide a transfer agent and register (to the extent that the Company utilizes the services of a transfer agent and register at such time) for such Registrable Securities covered by the Registration Statement no later than the effective date of such Registration Statement.

            (k) The Company will make available for inspection by any Holder of Registrable Securities covered by the Registration Statement, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant, or other agent retained by any such Holder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company as such

Inspector shall deem necessary or desirable in order to permit it to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act and cause the Company's officers, directors and employees to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such Registration Statement.

            (l) The Company will use its best efforts to obtain a comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters.

            (m) The Company will, not later than the effective date of the Registration Statement, use its best efforts to provide a CUSIP number for all Registrable Securities, and provide the applicable transfer agents with printed certificates for the Registrable Securities, which are in a term eligible for deposit with The Depository Trust Company.

            The Company may require each Selling Holder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration including, without limitation, all such information as may be requested by the Commission or the National Association of Securities Dealers, Inc.

            Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1(f) hereof, such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Selling Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.1(f) hereof, and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies then in such Selling Holder's possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective (including the period referred to in Section 3.1(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.1(f) hereof to the date when the Company shall make available to the Selling Holders covered by such Registration Statement a Prospectus supplemented or amended to conform with the requirements of Section 3.1(f) hereof.

            SECTION 3.2. Registration Expenses. The Company shall pay all expenses incident to the Company's performance of or compliance with this Agreement including, without limitation: (i) all registration and filing fees,
(ii) the fees and expenses of compliance with securities or blue sky laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing or quotation, as appropriate, of the Registrable Securities, (vi) the fees and disbursements of counsel for the Company and the fees and expenses for independent certified public accountants retained by the Company (including the expenses of any special audit or cold comfort letters) and (vii) the fees and expenses of any special experts retained by the Company in connection with such registration. The Company shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities and any of the expenses incurred by Selling Holders which are not payable by the Company, such costs to be borne by the Selling Holder or Selling Holders.


                                   ARTICLE 4.
                        INDEMNIFICATION AND CONTRIBUTION

            SECTION 4.1. Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Holder, its general partners, limited partners, managers, officers, directors, employees, advisors and agents, and each Person, if any, who controls, is controlled by or is under common control with such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the general partners, limited partners, managers, officers, directors, employees, advisors and agents of such controlling Person (collectively, the "Controlling Persons"), from and against any loss, claim, damage, liability, attorneys' fees, cost or expense and costs and expenses of investigating and defending any such claim (collectively, the "Damages") and any action in respect thereof to which such Selling Holder, its general partners, managing partners, managers, officers, directors, employees, advisors and agents, and any such Controlling Person may become subject under the Securities Act, the Exchange Act state blue sky laws, common law or otherwise, insofar as such Damages (or proceedings in respect thereof) arise out of, or are based upon, (x) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any preliminary or summary Prospectus, (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are based upon information furnished in writing to the Company by a Selling Holder expressly for use therein, or (z) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration, and the Company shall reimburse each Selling Holder, its partners, officers, directors, employees, advisors and agents, and each such Controlling Person for any legal and other expenses reasonably incurred by that Selling Holder, its partners, officers, directors, employees, advisors and agents, or any such Controlling Person in investigating or defending or preparing to defend against any such Damages or proceedings; provided, however, that the Company shall not be liable to any Selling Holder or other indemnitee to the extent that any such Damages arise out of or are based upon an untrue statement or omission made in any preliminary Prospectus if (i) such Selling Holder failed to send or deliver a copy of the final Prospectus with or prior to the delivery of written confirmation of the sale by such Selling Holder to the Person asserting the claim from which such Damages arise in any case where such delivery of the Prospectus (as amended or supplemented) is required by the Securities Act, and
(ii) the final Prospectus would have corrected such untrue statement or such omission, where such failure to deliver the Prospectus was not a result of non-compliance by the Company under Section 3.1(f) of this Agreement. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 4.1. This indemnity will survive the transfer of the Registrable Securities by the Holder thereof.

            SECTION 4.2. Indemnification by Selling Holders. Each Selling Holder agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors, employees, advisors and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the partners, officers, directors, employees, advisors and agents of such Controlling Person, to the same extent as the foregoing indemnity from the Company to such Selling Holder, but only with reference to information related to such Selling Holder, or its plan of distribution, furnished in writing by such Selling Holder expressly for use in any Registration Statement or Prospectus, or any amendment or supplement thereto, or any preliminary Prospectus; provided, however, that such Selling Holder shall not be liable in any such case to the extent that prior to the filing of any such Registration Statement or Prospectus or amendment or supplement thereto, such Selling Holder has furnished in writing to the Company information expressly for use in such Registration Statement or Prospectus or any amendment or supplement thereto which corrected or made not misleading information previously furnished to the Company. In no event shall the liability of any Selling Holder be greater in amount than the dollar amount of the proceeds received by such Selling Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. In case any action or proceeding shall be brought against the Company or its officers, directors, employees, advisors or agents or any such Controlling Person or its officers, directors, employees or agents, in respect of which indemnity may be sought against such Selling Holder, such Selling Holder shall have the rights and duties given to the Company, and the Company or its officers, directors, employees or agents, or such Controlling Person, or its officers, directors, employees, advisors or agents, shall have the rights and duties given to such Selling Holder, by the preceding paragraph. This indemnity will survive the transfer of the Registrable Securities by the Holder thereof.

            SECTION 4.3. Conduct of Indemnification Proceedings. Promptly after receipt by any Person in respect of which indemnity may be sought pursuant to
Section 4.1 or 4.2 (an "Indemnified Party") of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an "Indemnifying Party"), notify the Indemnifying Party in writing of the claim or the commencement of such action; provided that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to an Indemnified Party otherwise than under Section 4.1 or 4.2 except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its Controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or
(ii) in the opinion of counsel to such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with local counsel) at any time for all Indemnified Parties. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, and such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent, which consent will not be unreasonably withheld.

            SECTION 4.4. Contribution. If the indemnification provided for in this Article 4 is unavailable to the Indemnified Parties in respect of any Damages referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Selling Holders on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company on the one hand and the Selling Holders on the other in connection with the statements or omissions which resulted in such Damages, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the holders of Registrable Securities on the other hand with respect to an offering thereof shall be deemed to be in the same proportion that the total purchase price paid to the Company in respect of the Registrable Securities bears to the amount by which the total net proceeds from the offering of the Registrable Securities (before deducting expenses) received by the holders thereof with respect to such offering exceeds the purchase price paid to the Company in respect of such Registrable Securities. The relative fault of the Company on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

            The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 4.4, no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Holder were offered to the public exceeds the amount of any damages which such Selling Holder has otherwise paid by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Selling Holder's obligations to contribute pursuant to this Section 4.4 is several in the proportion that the proceeds of the offering received by such Selling Holder bears to the total proceeds of the offering received by all the Selling Holders and not joint.


                                  ARTICLE 5.
                                 MISCELLANEOUS

            SECTION 5.1. Participation in Underwritten Registrations. No Person may participate in any underwritten registration hereunder unless such Person
(a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these registration rights.

            SECTION 5.2. Rule 144 and 144A; Regulation S. The Company covenants that it will use all reasonable efforts to file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 or Rule 144A under the Securities Act, (b) Regulation S under the Securities Act, or (c) any other applicable exemption from the registration requirements of the Securities Act adopted by the Commission. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

            SECTION 5.3. Amendment and Modification. Any provision of this Agreement may be waived, provided that such waiver is set forth in a writing executed by the party against whom the enforcement of such waiver is sought. This Agreement may not be amended, modified or supplemented other than by a written instrument signed by the holders of at least a majority of the Registrable Securities (calculated on an as converted basis). No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

            SECTION 5.4. Successors and Assigns; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, each subsequent Holder and their respective successors and assigns and executors, administrators and heirs. Holders are intended third party beneficiaries of this Agreement and this Agreement may be enforced by such Holders.

            SECTION 5.5. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them, including the Letter of Intent dated January 11, 1999.

            SECTION 5.6. Headings. Subject headings are included for convenience only and shall not affect the interpretation of any provisions of this Agreement.

            SECTION 5.7. Notices. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served or sent by telecopy, on the Business Day after notice is delivered to a courier or mailed by express mail if sent by courier delivery service or express mail for next day delivery and on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

            If to the Company to:

                  15 Link Drive
                  Binghamton, New York 13904
                  Attention: Chief Executive Officer
                  Telecopier No.: (607) 722-5045

                  with a copy to:

                  Swidler Berlin Shereff Friedman, LLP
                  919 Third Avenue
                  20th Floor
                  New York, New York 10022
                  Attention: Richard A. Goldberg, Esq.
                  Telecopier No.: (212) 758-9526

            If to the Purchaser to:

                  Charlottenstrasse 16
                  D-10117 Berlin
                  Germany
                  Attention: Oliver Bormann
                  Telecopier no.: 011 49 30 20 305 555

                  with a copy to:

                  Linklaters & Paines
                  1345 Avenue of the Americas
                  19th Floor
                  New York, New York 10105
                  Attention: Lawrence A. Vranka, Jr., Esq.
                  Telecopier no.: (212) 424-9100

      SECTION 5.8. Governing Law; Forum; Process. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice-of-law principles thereof.


      SECTION 5.9. Consent to Jurisdiction, Waiver of Immunities. The Company and the Holders hereby irrevocably submit to the non-exclusive jurisdiction of any court of the State of New York or United States federal court sitting in the Borough of Manhattan, The City of

New York, and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such court. The Company and the Holders irrevocably waive, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding.

      SECTION 5.10. Recapitalization, etc. In the event that any securities are issued in respect of, in exchange for, or in substitution of, any Registrable Securities by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, stock split, sale of assets, distribution to stockholders or combination of the shares of Registrable Securities or any other change in the Company's capital structure, appropriate adjustments shall be made in the percentages specified herein so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

      SECTION 5.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.

      SECTION 5.12. Severability. In the event that any one or more of the immaterial provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

      SECTION 5.13. No Prejudice. The terms of this Agreement shall not be construed in favor of or against any party on account of its participation in the preparation hereof.

      SECTION 5.14. Words in Singular and Plural Form. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                  SEMICONDUCTOR LASER INTERNATIONAL
                                  CORPORATION,
                                  a Delaware corporation


                                  By:
                                      ----------------------------------
                                      Name: Geoffrey T. Burnham
                                      Title: President & Chief Executive Officer

                                  bmp MOBILITY AG VENTURE
                                  CAPITAL,
                                  a German stock corporation


                                  By:
                                      -----------------------------------
                                      Name: Oliver Borrmann
                                      Title: CEO

                                                                       EXHIBIT C

                                [FORM OF OPINION]










                                    _______________, 1999


bmp Mobility AG Venture Capital
Charlottenstrasse 16
D-10117 Berlin
Germany


                  Re: Stock Purchase Agreement, dated as of _________ __, 1999 (the "Agreement"), between Semiconductor Laser International Corporation, a Delaware corporation (the "Company") and bmp Mobility AG Venture Capital, a German stock corporation (the "Purchaser")

Gentlemen and Ladies:

      We have acted as special corporate and securities counsel to the Company in connection with the execution and delivery by the Company of the Agreement and the transactions contemplated thereby. Unless otherwise indicated, capitalized terms used but not otherwise defined herein shall have the respective meanings attributed to them in the Agreement. This opinion is being delivered to you pursuant to Section [4.1(b)][4.3(b)] of the Agreement.

      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction to be genuine, of the following:

            (i) the Agreement and all exhibits and schedules thereto, the Certificate of Designations and the Registration Rights Agreement;

            (ii) certain resolutions adopted by the Board of Directors of the Company authorizing the execution and delivery of the Transaction Documents;

            (iii) a certified copy of the Company's Certificate of Incorporation issued by the Secretary of State of the State of Delaware as of March 20, 1996;

            (iv) the By-laws of the Company, as amended to date, certified by the Chairman of the Board, President and Chief Executive Officer of the Company;

            (v) a good standing certificate of the Company, issued by the Secretary of State of the State of Delaware as of February 1, 1999 (the "Good Standing Certificate"); and

            (vi) such other agreements, documents, certificates and instruments relating to the Company as we have deemed necessary under the circumstances.

      In making such examination, we have assumed the genuineness of all signatures, the authority of all signatories other than on behalf of the Company, the legal competence and capacity of all individuals who are signatories, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies. Except as otherwise noted, we have also assumed the due execution and delivery pursuant to valid authorization of each Transaction Document by the Purchaser.

      We note that we are not general counsel to the Company and would not ordinarily be familiar with or aware of matters relating to the Company unless they are brought to our attention by representatives of the Company, as applicable, with respect to matters upon which we have been specifically requested to act by the Company, as applicable. Accordingly, our examination in connection herewith has been limited to the documents identified to us by the Company as relevant to the transactions contemplated by the Agreement.

      Our opinion as to the organization of the Company set forth in paragraph 1 below is based solely upon the certified copy of the Company's Certificate of Incorporation issued by the Secretary of State of the State of Delaware as of March 20, 1996. Our opinion as to the valid existence and good standing of the Company in the State of Delaware set forth in paragraph 1 below is based solely upon the Good Standing Certificate.

      Insofar as paragraph 6 of this opinion relates to orders, writs, injunctions, decrees, statutes, rules or regulations, we have relied on our inquiry of various officers of the Company and such examinations of law as we deemed appropriate based upon such inquiry. In that regard, we advise you that we have not searched any court records, indices or dockets. As to matters of fact material to this opinion, we have relied upon a certificate of an officer of the Company and, with the Company's permission, the representations and warranties of the Company contained in the Agreement.

      The phrase "to our knowledge" as used in this opinion shall mean the actual knowledge of attorneys within our firm based on (i) work performed on substantive aspects of this transaction or other matters which have come to their attention in the course of their representation of the Company, as applicable, (ii) inquiries of and consultations with certain officers of the Company, and (iii) our review of the documents and agreements set forth herein, and does not include matters as to which such attorneys could be deemed to have constructive knowledge.

      We note that we do not render any opinion herein regarding the laws of jurisdictions other than the laws of the State of New York, except with respect to the federal securities laws of the United States of America and except for matters governed by Delaware general corporate law in the opinions expressed below. To the extent that any matters covered by an opinion expressed below involve the laws of the State of Delaware, our opinion is based solely upon our reading of the General Corporation Law of the State of Delaware and official certificates issued by appropriate authorities of the State of Delaware.

      Subject to and based upon the foregoing, and subject to the further qualifications set forth below, it is our opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, properties or financial condition of the Company (a "Material Adverse Effect"). The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

2. The authorized capital stock of the Company consists solely of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock.

3. The Securities have been duly authorized and, when the Common Stock is issued, delivered and paid for on the First Closing Date and the Series B Preferred Stock is issued, delivered and paid for on the Second Closing Date, in each case in accordance with the terms of the Agreement, and subject to the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, the Securities will be validly issued, fully paid and non-assessable shares of (i) the Company's common stock, par value $0.01 per share, and (ii) the Company's preferred stock, par value $0.01 per share, respectively, free from all liens, claims and encumbrances with respect to the issue thereof and will not impose personal liability on the holder thereof; the holders of outstanding shares of the Company's Capital Stock are not entitled to statutory preemptive or, to our knowledge, any other rights to subscribe for the Securities.

4. 5,000,000 shares of common stock of the Company have been duly authorized and reserved for issuance upon the conversion of the Series B Preferred Stock (the "Conversion Shares") and when issued upon such conversion in accordance with the terms of the Certificate of Designations, subject to the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, will be validly issued, fully paid and non-assessable, free from all liens, claims and encumbrances with respect to the issue thereof and will not impose personal liability on the holder thereof; the holders of outstanding shares of the Company's Capital Stock are not entitled to preemptive or, to our knowledge, other rights to subscribe for the Conversion Shares.

5. The Company has all requisite corporate power and authority to execute and deliver the Agreement, the Registration Rights Agreement, the Certificate of Designations and the other Transactions Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement, the Registration Rights Agreement, the Certificate of Designations and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby (including, without limitation, the issuance of the Securities and the Conversion Shares) have been duly and validly authorized by the Board of Directors of the Company, and except to the extent shareholder approval is required to be obtained under the NASDAQ SmallCap Market rules, no other corporate proceedings on the part of the Company are necessary to authorize the Agreement, the Registration Rights Agreement, the Certificate of Designations and the other Transaction Documents or to consummate the transactions so contemplated. The Agreement, the Registration Rights Agreement, the Certificate of Designations and the other Transaction Documents have been duly and validly executed and delivered by the Company and constitute valid and binding obligations, or, in the case of the Certificate of Designations, instruments, of the Company, enforceable against the Company in accordance with their terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting creditors rights generally and (ii) the availability of equitable remedies, and except as indemnity and contribution rights may be limited by applicable securities laws.

6. The execution, delivery and performance of the Agreement, the Registration Rights Agreement, the Certificate of Designations and the other Transaction Documents by the Company and the consummation of the transactions contemplated thereby (including the issuance of the Securities and the Conversion Shares) will not contravene or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation to acceleration of any obligation, or result in creation of any Lien upon any of the properties or assets or the Company under, (a) the Charter Documents, (b) any instrument, contract or agreement known to us as to which the Company is a party of by which any of its assets or properties is bound, or (c) any Law, judgment or decree known by us to be applicable to the Company or its properties or assets, other than, in the case of clauses (b) or (c), any such violations, defaults, rights or Liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

7. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority, is required by the Company in connection with the execution and delivery of the Agreement by the Company or the consummation by the

      Company of the transactions contemplated by the Agreement, the Registration Rights Agreement, the Certificate of Designations and the other Transaction Documents (including the issuance of the Securities and the Conversion Shares), except those which are contemplated by the Agreement.

8. Except as disclosed in the SEC Documents, to our knowledge there is (x) no suit, action or proceeding pending or threatened against the Company that could reasonably be expected to have a Material Adverse Effect, (y) judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Company in each case that could reasonably be expected to have a Material Adverse Effect.

9. On the basis of and in reliance upon the factual representations, warranties and covenants of the Purchaser contained in the Agreement, the offer and sale of the Securities to the Purchaser pursuant to the Agreement is exempt from the registration requirements of Section 5 of the Securities Act.

      This opinion is delivered solely to you for your information in connection with the transactions contemplated by the Agreement and may not be used, circulated or relied on by any other person or quoted in whole or in part or otherwise referred to without our express prior written consent. The opinions expressed herein are as of the date hereof and we disclaim any obligation to update this opinion.



                                Very truly yours,



                      SWIDLER BERLIN SHEREFF FRIEDMAN, LLP